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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 8, 2018

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Thursday, June 28, 2018, at 9:00 a.m., Eastern Daylight Time. This year's Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IACI2018. We believe hosting a virtual meeting will allow for greater stockholder attendance at the Annual Meeting by enabling stockholders who might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.

        At the Annual Meeting, stockholders will be asked to: (i) elect twelve directors, (ii) approve the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan and (iii) ratify the appointment of Ernst & Young as IAC's independent registered public accounting firm for the 2018 fiscal year. IAC's Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of IAC and its stockholders and recommends a vote consistent with the Board's recommendation for each proposal.

        It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to participate in the Annual Meeting online, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you participate in the Annual Meeting online, you may also vote your shares online at that time if you wish, even if you have previously submitted your vote.

Sincerely,

Barry Diller Chairman and Senior Executive

555 WEST 18TH STREET NEW YORK, NEW YORK 10011 212.314.7300 www.iac.com

IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is making this proxy statement available to holders of our common stock and Class B common stock in connection with the solicitation of proxies by IAC's Board of Directors for use at the Annual Meeting of Stockholders to be held on Thursday, June 28, 2018, at 9:00 a.m., Eastern Daylight Time. This year's Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IACI2018. At the Annual Meeting, stockholders will be asked to:

          1.     elect twelve members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

          2.     to approve the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan;

          3.     ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2018 fiscal year; and

          4.     transact such other business as may properly come before the meeting and any related adjournments or postponements.

        IAC's Board of Directors has set April 30, 2018 as the record date for the Annual Meeting. This means that holders of record of our common stock and Class B common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. To participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2018, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials.

By order of the Board of Directors,

Gregg Winiarski Executive Vice President, General Counsel and Secretary

May 8, 2018

PROXY STATEMENT

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:
Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
In accordance with rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to deliver this proxy statement and our 2017 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders (the "Notice Process"). If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this proxy statement and our 2017 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that the Notice Process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of, and lowering the costs associated with, the printing and distribution of our proxy materials.

  The Notice, our proxy materials and our 2017 Annual Report on Form 10-K are being mailed on or about May 8, 2018 to stockholders of record at the close of business on April 30, 2018 and this proxy statement and our 2017 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on May 8, 2018. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.

Q:
Can I vote my shares by filling out and returning the Notice?

A:
No. However, the Notice provides instructions on how to vote your shares before the date of the Annual Meeting by way of completing and submitting your proxy online, by phone or by requesting and returning a written proxy card by mail, or by voting at the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2018.

Q:
How do I participate in the Annual Meeting?

A:
To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/IACI2018 and enter the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Q:
Who is entitled to vote at the Annual Meeting?

A:
Holders of IAC common stock and Class B common stock at the close of business on April 30, 2018, the record date for the Annual Meeting established by IAC's Board of Directors, are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

  At the close of business on April 27, 2018 (the last business day prior to the record date and the filing of this proxy statement), there were 77,788,934 shares of IAC common stock and 5,789,499 shares of Class B common stock outstanding. Holders of IAC common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.

Q:
What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

  You may examine a list of the stockholders of record at the close of business on April 30, 2018 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011.

Q:
What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record only, you will receive one proxy card from Broadridge for all IAC shares that you hold. If you hold IAC shares in street name through one or more banks, brokers and/or other holders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your IAC shares. If you are a stockholder of record and hold additional IAC shares in street name, you will receive proxy materials from Broadridge and the third party or parties through which you hold your IAC shares.

Q:
What are the quorum requirements for the Annual Meeting?

A:
The presence at the Annual Meeting, in person or by proxy, of holders having a majority of the total votes entitled to be cast by holders of IAC common stock and Class B common stock at the Annual Meeting constitutes a quorum. Stockholders who participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2018 will be considered to be attending such meeting in person for purposes of determining whether a quorum has been met. When the holders of IAC common stock vote as a separate class, the presence at the Annual Meeting of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for a quorum to be met. Shares of IAC common stock and Class B common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:
What matters will IAC stockholders vote on at the Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

•
Proposal 1—to elect twelve members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

•
Proposal 2—to approve the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan (the "2018 Stock Plan Proposal");

•
Proposal 3—to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2018 fiscal year; and

•
to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:
What are my voting choices when voting for director nominees and what votes are required to elect director nominees to IAC's Board of Directors?

A:
You may vote in favor of all director nominees, withhold votes as to all director nominees or vote in favor of and withhold votes as to specific director nominees.

  The election of each of Edgar Bronfman, Jr., Chelsea Clinton, Barry Diller, Michael D. Eisner, Bonnie S. Hammer, Victor A. Kaufman, Joseph Levin, David Rosenblatt and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock and Class B common stock voting together as a single class (hereinafter referred to as "IAC capital stock"), with each share of common stock and Class B common stock representing the right to one and ten vote(s), respectively.

  The election of each of Bryan Lourd, Alan G. Spoon and Richard F. Zannino as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock voting as a separate class.

  The Board recommends that our stockholders vote FOR the election of each of the director nominees.

Q:
What are my voting choices when voting on the 2018 Stock Plan Proposal and what votes are required to approve this proposal?

A:
You may vote in favor of the 2018 Stock Plan Proposal, vote against the 2018 Stock Plan Proposal or abstain from voting on the 2018 Stock Plan Proposal.

  The approval of the 2018 Stock Plan Proposal requires the affirmative vote of the holders of a majority of the voting power of shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

  The Board recommends that our stockholders vote FOR the 2018 Stock Plan Proposal.

Q:
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2018 fiscal year and what votes are required to ratify such appointment?

A:
You may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

  The ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2018 fiscal year requires the affirmative vote of the holders of a majority of the voting power of shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

  The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2018 fiscal year.

Q:
Could other matters be decided at the Annual Meeting?

A:
As of the date of this proxy statement, the Company did not know of any matters to be raised at the Annual Meeting, other than those referred to in this proxy statement.

  If any other matters are properly presented at the Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the Annual Meeting (Joanne Hawkins, Glenn H. Schiffman and Gregg Winiarski) will have the discretion to vote on those matters for stockholders who have submitted their proxy.

Q:
What do I need to do now to vote at the Annual Meeting?

A:
IAC's Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares before the date of the Annual Meeting in any of three ways:

•
Submitting a proxy online:  Submit your proxy online at www.proxyvote.com. Online proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on Wednesday, June 27, 2018;

•
Submitting a proxy by telephone:  Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on Wednesday, June 27, 2018; or

•
Submitting a proxy by mail:  If you choose to submit your proxy by mail, simply mark, date and sign your proxy, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

  You may also participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2018 and vote your shares online at that time, even if you have previously submitted your vote. To do so, you will need the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

  For IAC shares held in street name, holders may submit a proxy online or by telephone before the date of the Annual Meeting if their broker, bank and/or other holder of record makes these methods available. If you submit a proxy online or by telephone, DO NOT request and return a printed proxy card from IAC or from your broker, bank and/or other holder of record. If you hold your shares through a broker, bank and/or other holder of record, follow the voting instructions you receive from your broker, bank and/or other holder of record.

Q:
If I hold my IAC shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:
If you hold shares of IAC common stock in street name, you must provide your broker, bank and/or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions, whether your shares can be voted by your broker, bank and/or other holder of record depends on the type of item being considered for a vote.

  Non-Discretionary Items. The election of directors and the 2018 Stock Plan Proposal are non-discretionary items and may NOT be voted on by your broker, bank and/or other holder of record absent specific voting instructions from you. If you do not provide your bank, broker and/or other holder of record does with voting instructions, your shares of IAC common stock will be represented by "broker non-votes."

  Discretionary Items. The ratification of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2018 fiscal year is a discretionary item. Generally, brokers, banks and other holders of record that do not receive voting instructions from you may vote on this proposal in their discretion.

Q:
What effect do abstentions and broker non-votes have on quorum requirements and the voting results for each proposal to be voted on at the Annual Meeting?

A:
Abstentions and shares represented by broker non-votes are counted as present for purposes of determining a quorum. Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares present at the Annual Meeting (the 2018 Stock Plan Proposal and the auditor ratification proposal) and have no impact on the vote on any proposal for which the vote standard is based on the actual number of votes cast at the meeting (the election of directors). Shares represented by broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting.

Q:
Can I change my vote or revoke my proxy?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the polls close at the Annual Meeting by:

•
submitting a later-dated proxy relating to the same shares online, by telephone or by mail before the date of the Annual Meeting;

•
delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy; or

•
participating in the Annual Meeting and voting online at that time at www.virtualshareholdermeeting.com/IACI2018 (although virtual attendance at the Annual Meeting will not, by itself, change your vote or revoke a proxy).

  To change your vote or revoke your proxy before the date of the Annual Meeting, follow the instructions provided on your Notice, proxy card or proxy materials to do so online or by telephone, or send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

  If you hold your IAC shares through a broker, bank and/or other holder of record, follow the instructions that you receive from your broker, bank and/or other holder of record if you wish to change your vote or revoke your proxy.

Q:
What if I do not specify a choice for a matter when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees, the 2018 Stock Plan Proposal and the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2018 fiscal year.

Q:
How are proxies solicited and who bears the related costs?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of IAC may solicit proxies from stockholders by telephone, e-mail, letter, facsimile or in person.

  Following the initial mailing of the Notice and proxy materials, IAC will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of IAC common stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of these holders, will reimburse these parties for their reasonable expenses.

Q:
What should I do if I have questions about the Annual Meeting?

A:
If you have any questions about the Annual Meeting, the various proposals to be voted on at the Annual Meeting and/or how to participate in the Annual Meeting online at www.virtualsharesholdermeeting.com/IACI2018 and vote at that time or would like copies of any of the documents referred to in this proxy statement, contact IAC Investor Relations at 1.212.314.7400 or ir@iac.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

        At the upcoming Annual Meeting, a board of twelve directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors). Information concerning director nominees, all of whom are incumbent directors of IAC and have been recommended by the Nominating Committee for re-election, appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

        The election of each of Edgar Bronfman, Jr., Chelsea Clinton, Barry Diller, Michael D. Eisner, Bonnie S. Hammer, Victor A. Kaufman, Joseph Levin, David Rosenblatt and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

        The Board has designated Bryan Lourd, Alan G. Spoon and Richard F. Zannino as nominees for those positions on the Board to be elected by the holders of IAC common stock voting as a separate class. The election of each of them as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock voting as a separate class.

        Both the Nominating Committee and the full Board recommend that our stockholders vote FOR the election of all director nominees.

Information Concerning Director Nominees

        Background information about each director nominee is set forth below, including information regarding the specific experiences, characteristics, attributes and skills considered in connection with the nomination of each director nominee, all of which the Nominating Committee and the Board believe provide the Company with the perspective and judgment needed to guide, monitor and execute its strategies.

        Edgar Bronfman, Jr., age 62, has been a director of IAC (and its predecessors) since February 1998. Mr. Bronfman has served as a Managing Partner of Accretive, LLC, a private equity firm, since 2014. Mr. Bronfman previously served as Chairman of Warner Music Group from August 2011 to January 2012. Prior to this time, Mr. Bronfman served as Chief Executive Officer and President of Warner Music Group from July 2011 to August 2011 and as Chairman and Chief Executive Officer of Warner Music Group from March 2004 to July 2011. Mr. Bronfman also served as a member of the board of directors of Warner Music Group from March 2004 to May 2013. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and Vice Chairman of the board of directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. Mr. Bronfman served as a member of the board of Accretive Health, Inc., a provider of revenue cycle and physician advisory services to healthcare providers, from its initial public offering in 2010 through February 2016. In addition to his for-profit affiliations, Mr. Bronfman serves as Chairman of the Board of Endeavor Global, Inc. and is currently a member of the Board of NYU Elaine A. and Kenneth G. Langone Medical Center and The Council on Foreign Relations. In nominating Mr. Bronfman, the Board considered his experience as a member of senior management of various public and global companies, which the Board believes gives him particular insight into business strategy and leadership, marketing, consumer branding and international operations, as well as a high level of financial literacy and insight into the media and entertainment industries. The Board also considered Mr. Bronfman's private equity experience, which the Board believes gives him particular insight into investments in, and the development of, early stage companies, and mergers and acquisitions.

        Chelsea Clinton, age 38, has been a director of IAC since September 2011. Since March 2013, Ms. Clinton has served as Vice Chair of the Clinton Foundation, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Ms. Clinton also currently teaches at Columbia University's Mailman School of Public Health. Ms. Clinton has served as a member of the board of directors of the Clinton Health Access Initiative since September 2011 and previously served as a member of the board of directors of the Clinton Foundation from September 2011 to February 2013. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university's global expansion program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC News. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton has served as a member of the board of directors of Expedia Group, Inc. (formerly Expedia, Inc.) since March 2017. In addition to her for-profit affiliations, Ms. Clinton currently serves on the boards of directors of The School of American Ballet, the Africa Center, the Weill Cornell Medical College, Clover Health and Columbia University's Mailman School of Public Health, and as Co-Chair of the Advisory Board of the Of Many Institute at New York University. In nominating Ms. Clinton, the Board considered her broad public policy experience and keen intellectual acumen, which together the Board believes continue to bring a fresh and youthful perspective to IAC's businesses and initiatives.

        Barry Diller, age 76, has been a director and Chairman and Senior Executive of IAC since December 2010. Mr. Diller previously served as a director and Chairman and Chief Executive Officer of IAC (and its predecessors) from August 1995 to November 2010. Mr. Diller also serves as Chairman and Senior Executive of Expedia Group, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as Chairman (in a non-executive capacity) of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster) ("Live Nation")) from August 2008 to October 2010, and continued to serve as a member of the board of directors of Live Nation through January 2011. Mr. Diller also served as Chairman and Senior Executive of TripAdvisor, Inc., an online travel company ("TripAdvisor"), from December 2011 to December 2012, served as a member of the board of directors of TripAdvisor from December 2011 through April 2013 and has served as a special advisor to the Chief Executive Officer of TripAdvisor since April 2013. Mr. Diller is also currently a member of the board of directors of The Coca-Cola Company and served as a member of the board of directors of Graham Holdings Company (formerly The Washington Post Company) during the past five years. In addition to his for-profit affiliations, Mr. Diller is a member of The Business Council and serves on the Dean's Council of The New York University Tisch School of the Arts, the Board of Councilors for the School of Cinema-Television at the University of Southern California and the Advisory Board of the Peter G. Peterson Foundation, among other not-for-profit affiliations. The Board nominated Mr. Diller because he has been Chairman and Senior Executive since 2010 and prior to that time, served as Chairman and Chief Executive Officer of the Company since 1995, and as a result, possesses a great depth of knowledge and experience regarding the Company and its businesses. In addition, the Board noted Mr. Diller's ability to exercise influence (subject to the Company's organizational documents and Delaware law) over the outcome of matters involving the Company that require stockholder approval given the fact that he and certain members of his family collectively have sole voting and/or investment power over all of shares of IAC Class B common stock outstanding, which shares represent a significant percentage of the voting power of IAC capital stock.

        Michael D. Eisner, age 76, has been a director of IAC since March 2011. Mr. Eisner has served as Chairman of The Tornante Company, LLC, a privately held company that invests in, acquires, incubates and operates media and entertainment companies ("Tornante"), since 2005. Mr. Eisner currently serves as Chairman of the board of directors of the Portsmouth Community Football Club Limited, a League One English football club, which Tornante acquired in August 2017. Mr. Eisner also previously served as Chairman of two Tornante portfolio companies, The Topps Company, a leading creator and marketer of sports cards, distinctive confectionery and other entertainment products (from October 2007 to April 2013), and Vuguru, a studio focusing on the production of groundbreaking programming for the internet and other digital platforms (from October 2009 to December 2014, when Tornante acquired that portion of Vuguru that it did not already own). Prior to founding Tornante, Mr. Eisner served as Chairman and Chief Executive Officer of The Walt Disney Company from 1984. In addition to his for-profit affiliations, Mr. Eisner serves on the boards of directors of Denison University, The Aspen Institute, the Yale School of Architecture Dean's Council and The Eisner Foundation. In nominating Mr. Eisner, the Board considered his experience with Tornante, which the Board believes gives him particular insight into investments in, and the development and operation of, media and entertainment companies that focus on programming and content for emerging platforms. The Board also considered Mr. Eisner's experience as the Chairman and Chief Executive Officer of The Walt Disney Company, which the Board believes gives him particular insight into business strategy and leadership, marketing and consumer branding, as well as a high level of financial literacy and insight into the media and entertainment industries.

        Bonnie S. Hammer, age 67, has been a director of IAC since September 2014. Ms. Hammer has served as Chairman of NBCUniversal Cable Entertainment since February 2013. In this capacity, Ms. Hammer has executive oversight over a number of leading cable brands (the USA, Syfy, E! Entertainment, Bravo, Oxygen and Universal Kids networks), as well as Universal Cable Productions, which creates original scripted content for cable, broadcast and streaming platforms, and Wilshire Studios, which produces original reality programming. Prior to her tenure as Chairman of NBCUniversal Cable Entertainment, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment and Cable Studios from November 2010. In this capacity, Ms. Hammer had executive oversight over certain leading cable brands (the USA, Syfy, E! Entertainment, Chiller, Cloo and Universal HD networks), as well as Universal Cable Productions and Wilshire Studios. The networks led by Ms. Hammer are industry frontrunners, consistently generating innovative consumer social and digital experiences reflective of their brands. Prior to joining NBCUniversal in May 2004, Ms. Hammer served as President of Syfy from 2001 to 2004 and held other senior executive positions at Syfy and USA Network from 1989 to 2000. Before that time, she was an original programming executive at Lifetime Television Network from 1987 to 1989. Ms. Hammer has served as a member of the board of directors of eBay, Inc. since January 2015. In addition to her for-profit affiliations, Ms. Hammer currently sits on the Board of Governors for the Motion Picture & Television Fund (MPTF) Foundation and serves on the strategic planning committee for Boston University's College of Communication, her alma mater, and from which Ms. Hammer received an honorary doctorate degree in 2017. In nominating Ms. Hammer, the Board considered her experience as the Chairman of NBCUniversal Cable Entertainment, as well as her prior roles with NBCUniversal Media, LLC, USA Network and Lifetime Television Network, which the Board believes give her particular insight into business strategy and leadership, as well as a high level of financial literacy and a seasoned insight into the media and entertainment industries, particularly pay television network programming and production and multiplatform branding.

        Victor A. Kaufman, age 74, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC (and its predecessors) since October 1999. Mr. Kaufman also serves as Vice Chairman of Expedia Group, Inc., which position he has held since August 2005. Previously, Mr. Kaufman served in the Company's Office of the Chairman from January 1997 to November 1997 and as the Company's Chief Financial Officer from November 1997 to October 1999. Prior to joining the Company, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also served as Vice Chairman of the board of directors of Live Nation from August 2008 through January 2010, and continued to serve as a member of the board of directors of Live Nation from January 2010 through December 2010. In addition, Mr. Kaufman served as a member of the board of directors of TripAdvisor from December 2011 to February 2013. In nominating Mr. Kaufman, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his involvement with the Company in various roles since 1996, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Joseph Levin, age 38, has been a director and Chief Executive Officer of IAC since June 2015. Prior to his appointment as Chief Executive Officer of IAC, Mr. Levin served as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications and media properties that comprised IAC's former Search & Applications segment, from January 2012. From November 2009 to January 2012, Mr. Levin served as Chief Executive Officer of Mindspark Interactive Network, an IAC subsidiary, and previously served in various capacities at IAC in strategic planning, mergers and acquisitions and finance since joining IAC in 2003. Prior to joining IAC, Mr. Levin worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse) advising public and private technology and e-commerce companies on a variety of transactions. Mr. Levin has served on the boards of directors of Match Group, Inc., Groupon, Inc. and ANGI Homeservices Inc. since October 2015, March 2017 and September 2017, respectively, and currently serves as Chairman of the boards of Match Group, Inc. and ANGI Homeservices Inc. Mr. Levin previously served on the boards of directors of LendingTree, Inc. (from August 2008 through November 2014) and The Active Network (beginning prior to its 2011 initial public offering through its sale in December 2013). In addition to his for-profit affiliations, Mr. Levin serves on the Undergraduate Executive Board of Wharton School. In nominating Mr. Levin, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his various roles with the Company since 2003, most recently his role as Chief Executive Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Bryan Lourd, age 57, has been a director of IAC since April 2005. Mr. Lourd has served as a partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies and is based in Los Angeles, California, with offices in Nashville, New York, London and Beijing, among other locations. He is a graduate of the University of Southern California. In connection with the nomination of Mr. Lourd, the Board considered his extensive experience as a principal of CAA, which the Board believes gives him particular insight into business strategy and leadership, as well as unique and specialized experience regarding the entertainment industry and marketing.

        David Rosenblatt, age 50, has been a director of IAC since December 2008. Mr. Rosenblatt currently serves as the Chief Executive Officer of 1stdibs.com, Inc., an online marketplace for design, including furniture, art, jewelry and fashion. Mr. Rosenblatt previously served as President, Global Display Advertising, of Google, Inc. from October 2008 through May 2009. Mr. Rosenblatt joined Google in March 2008 in connection with Google's acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including Chief Executive Officer of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005. Mr. Rosenblatt has also served as a member of the boards of directors of Twitter (since January 2011) and Farfetch UK Limited, the world's largest digital marketplace for luxury fashion (since July 2017). In connection with the nomination of Mr. Rosenblatt, the Board considered his extensive and unique experience in the online advertising and digital marketing technology and services industries, as well as his management experience with DoubleClick, Google and 1stdibs.com, Inc., which the Board believes give him particular insight into business strategy and leadership, as well as a deep understanding of the internet industry.

        Alan G. Spoon, age 66, has been a director of IAC (and its predecessors) since February 2003. Mr. Spoon has served as Partner Emeritus of Polaris Partners since January 2015 and previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the board of directors of Danaher Corporation since July 1999, CableOne since July 2015 and Match Group, Inc. since November 2015 and as Chairman of the board of directors of Fortive Corporation since July 2016. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is now a member of the MIT Corporation (and its Executive Committee). He also serves as a member of the board of directors of edX, a not-for-profit online education platform sponsored by Harvard and the MIT Corporation. In nominating Mr. Spoon, the Board considered his extensive private and public company board experience and public company management experience, all of which the Board believes give him particular insight into business strategy, leadership and marketing in the media industry. The Board also considered Mr. Spoon's private equity experience and engagement with the MIT Corporation, which the Board believes gives him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

        Alexander von Furstenberg, age 48, has been a director of IAC since December 2008. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value-based investing ("Ranger"), which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer from 2003. Mr. von Furstenberg has served as member of the board of directors of Expedia Group, Inc. since December 2015, Liberty Expedia Holdings, Inc. since November 2016 and La Scogliera, an Italian financial holding company and bank, since December 2016, and served as a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm, during the past five years. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of Diane von Furstenberg Studio, LLC. In addition to his for-profit affiliations, Mr. Von Furstenberg serves as a director of The Diller-von Furstenberg Family Foundation and as a member of the board of directors of Friends of the High Line. In nominating Mr. von

Furstenberg, the Board considered his private investment and public board experience, which the Board believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller's stepson.

        Richard F. Zannino, age 59, has been a director of IAC since June 2009. Since July 2009, Mr. Zannino has been a Managing Director at CCMP Capital Advisors, LLC, a private equity firm, where he also serves as a member of the firm's Investment Committee and as co-head of the firm's consumer retail investment efforts. Mr. Zannino also serves as a member of the boards of directors of The Estée Lauder Companies, Inc. (since January 2010) and Ollie's Bargain Outlet (since July 2015) and, during the past five years, served as a member of the boards of directors of Francesca's Collections and Jamieson Wellness. Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 to December 2007, when Mr. Zannino resigned from these positions upon the acquisition of Dow Jones by News Corp. Prior to this time, Mr. Zannino served as Chief Operating Officer of Dow Jones from July 2002 to February 2006 and as Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 to June 2002. Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 to January 2001, and prior to that time served as Executive Vice President and Chief Financial Officer of General Signal and in a number of executive capacities at Saks Fifth Avenue. In addition to his for-profit affiliations, Mr. Zannino currently serves as Vice Chairman of the Board of Trustees of Pace University. In connection with the nomination of Mr. Zannino, the Board considered his extensive public company management experience, which the Board believes gives him particular insight into business strategy, leadership and marketing, as well as a high level of financial literacy. The Board also considered Mr. Zannino's private equity experience, which the Board believes gives him particular insight into acquisition and investment strategy and financing.

Corporate Governance

        Leadership Structure. The Company's business and affairs are overseen by its Board of Directors, which currently has twelve members. There are three management representatives on the Board and, of the nine remaining current directors, eight are independent. The Board has standing Audit, Compensation and Human Resources and Nominating Committees, each comprised solely of independent directors, as well as an Executive Committee. For more information regarding director independence and our Board Committees, see the discussion under "Director Independence" beginning on page 13 and Board Committees beginning on page 15. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with the Chairman and Senior Executive and Chief Executive Officer and have full access to Company management at all times.

        Our independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. We do not have a lead independent director or any other formally appointed leader for these sessions. The independent membership of our Audit, Compensation and Human Resources and Nominating Committees ensures that directors with no ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management, as well as for recommending candidates for Board membership. At each regularly scheduled Board meeting, the Chairperson of each of these committees (as and if applicable) provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.

        Mr. Diller currently serves as both our Chairman and Senior Executive and has held both positions since December 2010. Effective June 24, 2015, Mr. Levin assumed the role of Chief Executive Officer of IAC. This leadership structure provides the Company with the benefit of Mr. Diller's continued

oversight of the Company's strategic goals and vision, coupled with the benefit of a full time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of the Company and its operating businesses. At this time, the Company believes that this leadership structure is the most appropriate one for the Company and its stockholders.

        Risk Oversight. Company management is responsible for assessing and managing the Company's exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. Company management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, the Company recognized that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing Company management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and through discussions with Company management, as well as through the Board's Audit and Compensation and Human Resources Committees, which examine various components of financial and compensation-related risks, respectively, as part of their responsibilities. Information security is a key component of risk management at IAC and our Chief Information Security Officer briefs the Audit Committee each quarter (and where appropriate, the Board) on the information security programs of the Company and its various businesses and related priorities and controls. In addition, an overall review of risks is inherent in the Board's consideration of the Company's long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the Chairman and Senior Executive, Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and the Board and its committees providing oversight in connection with those efforts.

        Compensation Risk Assessment. We periodically conduct risk assessments of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of these assessments is to determine whether the general structure of the Company's compensation policies and programs and the administration of these programs pose any material risks to the Company. The findings of any risk assessment are discussed with the Compensation and Human Resources Committee or the full Board of Directors, as appropriate. Based upon our assessments, we believe that our compensation policies and programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

        Director Independence. Under the Marketplace Rules of The Nasdaq Stock Market, LLC (the "Marketplace Rules"), the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by Company management, as well as from Company records and publicly available information. Following these determinations, Company management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board's prior independence determinations.

        In February 2018, the Board determined that each of Messrs. Bronfman, Eisner, Lourd, Rosenblatt, Spoon and Zannino and Mses. Clinton and Hammer is independent. In connection with these determinations, the Board considered that in some cases in the ordinary course of business, IAC and its businesses sell products and services to, purchase products and services from, co-invest with, develop and produce projects with and/or make donations to entities at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by IAC and its businesses. No relationships or payments considered were determined to be of the type that would: (i) preclude a finding of director independence under the Marketplace Rules or (ii) otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Of the remaining incumbent directors, Messrs. Diller, Kaufman and Levin are executive officers of the Company and Mr. von Furstenberg is Mr. Diller's stepson. Given these relationships, none of these directors is independent.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee members and by the SEC, the Marketplace Rules and the Internal Revenue Service for compensation committee members.

        Director Nominations. The Nominating Committee identifies, reviews and evaluates individuals qualified to become Board members and recommends candidates to the Board. While there are no specific requirements for eligibility to serve as a director of IAC, in evaluating candidates, the Nominating Committee will consider (regardless of how the candidate was identified or recommended) whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as to date IAC has not received any such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and the Chairman, and if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

        Communications with the IAC Board. Stockholders who wish to communicate with IAC's Board of Directors or a particular director may send any such communication to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication" or "Stockholder—Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

The Board and Board Committees

        The Board. The Board met five times and acted by written consent two times during 2017. All then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 2017. Directors are not required to attend annual meetings of IAC stockholders. Two members of the Board of Directors attended IAC's 2017 Annual Meeting of Stockholders.

        The Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Board Committees. The following table sets forth the members of each Board committee and the number of meetings held by each such committee, and times that each such committee took action by written consent, during 2017. Each committee member identified below served in the capacities set forth in the table for all of 2017.

Name	Audit Committee	Compensation and Human Resources Committee	Nominating Committee	Executive Committee
Edgar Bronfman, Jr.(1).	—	—	X	X
Chelsea Clinton(1)	—	—	—	—
Barry Diller	—	—	—	X
Michael D. Eisner(1)	—	—	X	—
Bonnie S. Hammer(1)	—	Chair	—	—
Victor A. Kaufman	—	—	—	X
Joseph Levin	—	—	—	—
Bryan Lourd(1)	X	—	—	—
David Rosenblatt(1)	—	X	—	—
Alan G. Spoon(1)	Chair	—	—	—
Alexander von Furstenberg	—	—	—	—
Richard F. Zannino(1)	X	—	—	—
Number of Meetings	8	2	0	0
Number of Written Consents	0	6	1	1

(1)
Independent director.

        Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix A to the Company's 2017 Annual Meeting proxy statement. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring: (i) the integrity of IAC's financial statements, (ii) the effectiveness of IAC's internal control over financial reporting, (iii) the qualifications and independence of IAC's independent registered public accounting firm, (iv) the performance of IAC's internal audit function and independent registered public accounting firm, (v) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among its members, the Company's independent registered public accounting firm, the Company's internal audit function and Company management. The formal report of the Audit Committee is set forth on page 23.

        The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in applicable SEC rules and the Marketplace Rules.

        Compensation and Human Resources Committee. The Compensation and Human Resources Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix B to the Company's 2017 Annual Meeting proxy statement. The Compensation and Human Resources Committee is appointed by the Board to assist the Board with all matters relating to the compensation of the Company's executive officers and has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they relate to the Company's executive officers. The Compensation and Human Resources Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Resources Committee may also delegate to one or more of the Company's executive officers the authority to make grants of equity-based compensation to eligible individuals (other than directors or executive officers) to the extent allowed under applicable law. For additional information on IAC's processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, Company management and consultants, see the discussion under "Compensation Discussion and Analysis" generally beginning on page 26. The formal report of the Compensation and Human Resources Committee is set forth on page 33.

        Nominating Committee. The Nominating Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix C to the Company's 2017 Annual Meeting proxy statement. The Nominating Committee is appointed by the Board to assist the Board by: (i) identifying, reviewing and evaluating individuals qualified to become Board members, (ii) recommending director nominees for the next annual meeting of stockholders (and nominees to fill vacancies on the Board as necessary) and (iii) making recommendations with respect to the compensation and benefits of directors.

        Executive Committee. The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents.

PROPOSAL 2—APPROVAL OF THE 2018 STOCK AND ANNUAL INCENTIVE PLAN

Proposal and Required Vote

        Our Board adopted the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan (the "2018 Plan") on April 27, 2018, subject to approval by our stockholders.

        Approval of the 2018 Plan requires the affirmative vote of the holders of a majority of the voting power of shares of IAC capital stock present in person or represented by proxy and voting together.

        The Board recommends that our stockholders vote FOR the 2018 Stock Plan Proposal.

Overview

        The purpose of the 2018 Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers and employees and to provide them with incentives that are directly linked to the future growth and profitability of IAC and its businesses.

        Equity compensation is a critical component of IAC's long-term compensation philosophy. We believe that providing employees with an equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. We believe that ownership shapes behavior, and that by providing a meaningful part of compensation in the form of equity awards, we align incentives for our employees with the interests of our stockholders. The 2018 Plan is designed to reinforce this alignment.

Summary of Share Usage Under Existing Equity Compensation Plans

        The following table includes information regarding outstanding equity awards, shares available for future equity award grants under the Company's existing omnibus stock and annual incentive plans and total shares of IAC common stock outstanding, in each case, as of December 31, 2017:

Total shares underlying outstanding IAC stock options	6.6 million
Weighted average exercise price of outstanding IAC stock options	$60.57
Weighted average remaining contractual life of outstanding IAC stock options	7.0 years
Total shares underlying outstanding IAC restricted stock units ("IAC RSUs") (including performance-based IAC RSUs, assuming the maximum potential payout)	0.5 million
Total shares of IAC common stock available for grant(1)	0.3 million
Total shares of IAC common stock outstanding(2)	82.6 million

(1)
Reflects approximately 5.0 million shares of IAC common stock that remain available for future issuance under the Company's existing equity compensation plans less approximately 4.7 million gross shares that have been reserved and may be issuable upon the settlement of equity awards denominated in the shares of certain subsidiaries, based on the estimated value of such subsidiaries, in each case, as of December 31, 2017.

(2)
Since August 2008, the Company has repurchased approximately 111.6 million shares of IAC common stock. Accordingly, the potential dilutive impact of the equity awards described in the table above would be less but for this significant stock repurchase activity.

        Based on a review of the Company's historical practices, the Board believes that the amounts available under the 2018 Plan will be sufficient to cover equity awards for employees for at least the next three to four years. In 2017, 2016 and 2015, the number of shares of common stock underlying IAC equity awards granted was approximately 1.5 million shares, 1.9 million shares and 3.3 million shares, respectively. The number of shares of common stock underlying IAC equity awards in each of these years exclude shares of IAC common stock issued in settlement of equity awards denominated in the shares of certain subsidiaries during each such year. The Board expects to continue to grant awards under the 2018 Plan consistent with the Company's historical share utilization rates.

Summary of Terms of the 2018 Plan

        The principal features of the 2018 Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2018 Plan, a copy of which is attached as Appendix A to this proxy statement.

        Administration. The 2018 Plan is administered by the Compensation and Human Resources Committee (or such other committee of the Board as the Board may from time to time designate, and for purposes of this summary, the "Committee"). Among other things, the Committee has the authority to select individuals to whom awards are granted, determine the types of awards granted, the number of shares of IAC common stock underlying awards and the terms and conditions of awards.

        Term. Awards may be granted under the 2018 Plan for ten years following the date on which our stockholders approve the 2018 Plan (June 28, 2028).

        Eligibility. Awards may be granted under the 2018 Plan to current or prospective officers, employees, directors and consultants of IAC and its subsidiaries and affiliates. We had approximately 7,000 employees as of December 31, 2017, all of whom were eligible to receive awards under the 2018 Plan. Approximately 3,900 and 1,300 of these employees were employed by ANGI Homeservices Inc. and Match Group, Inc., respectively. Both of these subsidiaries are public companies with their own equity compensation plans. Employees of these two subsidiaries generally would receive equity awards pursuant to the equity compensation plans of ANGI Homeservices Inc. and Match Group, Inc., as applicable, and not pursuant to IAC equity compensation plans. As a result, as of December 31, 2017, approximately 1,800 employees were effectively eligible to receive awards under the 2018 Plan and during 2017, 70 such individuals received IAC equity awards. In addition, 574 individuals received equity awards denominated in shares of certain non-public subsidiaries during 2017, which awards may be settled in shares of IAC common stock under the Company's existing stock and annual equity compensation plans and shares from the 2018 Plan may be used to settle such awards in the future.

        Shares Subject to the 2018 Plan. The 2018 Plan provides that the aggregate number of shares of IAC common stock subject to grant under the 2018 Plan cannot exceed 10,000,000. The maximum number of shares that may be granted pursuant to incentive stock options is 10,000,000. The foregoing share limits are subject to adjustment in certain circumstances to prevent dilution or enlargement.

        The shares of IAC common stock subject to grant under the 2018 Plan may be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Board. To the extent that any award is forfeited or any stock option or stock appreciation right terminates, expires or lapses without being exercised or any award is settled for cash, the shares of IAC common stock underlying such awards will again be available for awards under the 2018 Plan. If the exercise price of a stock option and/or the tax withholding obligations relating to an award are satisfied by delivering shares of IAC common stock (by either actual delivery or by attestation), only the number of shares of IAC common stock issued net of the shares delivered or attested to will be deemed delivered for purposes of the limits set forth in the 2018 Plan. To the extent any shares of IAC common stock underlying an award are withheld to satisfy the exercise price of a stock option and/or the tax withholding obligations relating to an award, such shares shall be deemed not delivered for purposes of the limits set forth in the 2018 Plan.

        Stock Options and SARs. The 2018 Plan provides for the award of stock options and stock appreciation rights ("SARs"). Stock options can either be incentive stock options ("ISOs") or non-qualified stock options and SARs can be granted either alone or in tandem with stock options. The exercise price of stock options and SARs cannot be less than 100% of the Fair Market Value (defined below) of IAC common stock on the grant date. The 2018 Plan defines Fair Market Value as the closing price of IAC common stock on the grant date, unless otherwise determined by the Committee. The closing price of IAC common stock, as reported on the NASDAQ Stock Market, on the last trading day (March 29, 2018) of the quarter ended March 31, 2018 was $156.38 per share. Stock options and SARs cannot be repriced without stockholder approval.

        Holders of stock options may pay the exercise price: (i) in cash, (ii) if approved by the Committee, in shares of IAC common stock (valued at Fair Market Value), (iii) with a combination of cash and shares of IAC common stock, (iv) by way of a cashless exercise through a broker approved by the Company or (v) by withholding shares of IAC common stock otherwise receivable on exercise. The Committee determines the term of stock options and SARs, which term may not exceed ten years from the grant date. The Committee determines the vesting and exercise schedules for stock options and SARs, which the Committee may waive or accelerate at any time, and the extent to which these awards will be exercisable after a termination of employment. Generally, unvested stock options and SARs terminate upon a termination of employment and vested stock options and SARs remain exercisable for one (1) year after death, disability or retirement and for ninety (90) days after a termination of employment for any other reason. Vested stock options and SARs also terminate upon a termination of employment for cause. Stock options and SARs are transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order or, in the case of non-qualified stock options or SARs, as otherwise expressly permitted by the Committee (including, if so permitted, pursuant to a transfer to family members or a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise).

        Restricted Stock. The 2018 Plan provides for the award of shares of IAC common stock that are subject to forfeiture and restrictions on transferability as set forth in the 2018 Plan and as may be otherwise determined by the Committee ("Restricted Stock"). Except for these restrictions and any others imposed by the Committee, upon the grant of an award of Restricted Stock, holders will have rights of a stockholder with respect to the shares of Restricted Stock, including the right to vote such shares and to receive all dividends and other distributions paid or made with respect to such shares, on such terms as will be set forth in the applicable award agreement. Unless otherwise determined by the Committee: (i) cash dividends on shares of Restricted Stock shall be automatically reinvested in additional shares of Restricted Stock and (ii) dividends payable in shares of IAC common stock shall be paid in the form of additional shares of Restricted Stock, which in both cases, shall vest in accordance with the vesting schedule of the initial award. Grants of Restricted Stock awards under the 2018 Plan may or may not be subject to performance conditions. Shares of Restricted Stock may not be sold, transferred, pledged, exchanged or otherwise encumbered prior to vesting.

        RSUs. The 2018 Plan provides for the award of restricted stock units ("RSUs") denominated in shares of IAC common stock that will be settled, subject to the terms and conditions of the RSUs, in cash, shares of IAC common stock or a combination thereof, based upon the Fair Market Value of the number of shares of IAC common stock vesting. RSUs are not shares of IAC common stock and as a result, holders of RSUs do not have rights of a stockholder. RSU award agreements will specify whether, to what extent and on what terms and conditions the shares of IAC common stock underlying awards will be credited for dividends (if at all). RSUs granted under the 2018 Plan may or may not be subject to performance conditions. RSUs may not be sold, transferred, pledged, exchanged or otherwise encumbered prior to vesting.

        Other Stock-Based Awards. The 2018 Plan also provides for the award of other IAC common stock-based awards and awards that are valued in whole or in part by reference to (or are otherwise based on) shares of IAC common stock (including unrestricted stock, dividend equivalents and convertible debentures).

        Cash-Based Awards. Lastly, the 2018 Plan provides for cash-based awards settleable in cash, shares of IAC common stock or a combination thereof.

        Performance Goals. The 2018 Plan provides that performance goals may be established by the Committee in connection with the grant of any award under the 2018 Plan.

        Change in Control. Unless otherwise provided by the Committee, in the event that, upon a termination of employment (other than for cause or disability) or resignation for good reason during the two (2) year period following a change in control:

  •
  all stock options and SARs outstanding as of the date of termination or resignation that were outstanding as of the date of the change in control will become fully vested and exercisable and will remain exercisable for the greater of: (i) the period that they would have remained exercisable absent the change in control provision and (ii) the lesser of the original term or one (1) year following such termination or resignation;

  •
  all restrictions applicable to all Restricted Stock outstanding as of the date of termination or resignation that were outstanding as of the date of the change in control will lapse and such Restricted Stock will become fully vested and transferable; and

  •
  all RSUs outstanding as of the date of termination or resignation that were outstanding as of the date of the change in control will become fully vested and such RSUs will be settled in cash or shares of IAC common stock as promptly as practicable.

        Amendment and Discontinuance. The 2018 Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may impair the rights of award holders without their consent. Amendments to the 2018 Plan will require stockholder approval to the extent such approval is required by applicable law or the listing standards of the applicable exchange. If approved by our stockholders, the 2018 Plan will terminate on June 28, 2028.

2018 Plan Benefits

        All awards to be made under the 2018 Plan will be discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2018 Plan are not determinable at this time. The following table below reflects equity-based awards granted in 2017 for the named executives as a group, all other employees as a group and all non-employee directors as a group.

	Number of Shares Underlying Stock Options		Stock Option Exercise Price ($)		Number of RSUs
All named executives, as a group	700,000	(1)	$76.00	(1)	—
All other employees, as a group	453,500		$77.58	(2)	282,244
All non-employee directors, as a group	—		—		21,501

(1)
Includes 300,000, 150,000, 150,000 and 100,000 stock options with an exercise price of $76.00 granted to Messrs. Levin, Schiffman, Stein and Winiarski, respectively.

(2)
Reflects the weighted average exercise prices of stock options held by this group of award recipients.

        For more information regarding grants made to our named executives and non-employee directors in 2017, see the Grants of Plan-Based Awards in 2017 on page 36 and the table set forth under the caption Director Compensation on page 44.

U.S. Federal Income Tax Consequences

        The following is a summary of certain federal income tax consequences of awards to be made under the 2018 Plan based upon the laws in effect as of the date of this proxy statement. The discussion is general in nature and does not take into account a number of considerations which may apply in light of individual circumstances under the 2018 Plan. Income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

        Non-Qualified Stock Options. A participant will not recognize taxable income when a non-qualified stock option is granted and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) upon the exercise of a non-qualified stock option equal to the excess of the Fair Market Value of the shares of IAC common stock purchased over their exercise price and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), apply.

        ISOs. An award holder will not recognize taxable income when an ISO is granted. An award holder will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an ISO. If the award holder does not sell or otherwise dispose of the shares of IAC common stock acquired upon the exercise of an ISO within two (2) years from the date the ISO was granted or within one (1) year from the date the award holder acquired the shares of IAC common stock, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss and we will not be entitled to any deduction. If, however, the shares of IAC common stock acquired are disposed of within such two (2) or one (1) year periods, then in the year of such disposition the award holder will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the Fair Market Value of such shares on the date of exercise over the exercise price and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. The excess of the amount realized through the disposition date over the Fair Market Value of the shares of IAC common stock acquired on the exercise date will be treated as capital gain.

        SARs. An award holder will not recognize taxable income when a SAR is granted and we will not be entitled to a tax deduction at such time. Upon the exercise of a SAR, an award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) equal to the Fair Market Value of any shares of IAC common stock delivered (and the amount of cash paid by us (if any)) and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

        Restricted Stock. An award holder will not recognize taxable income when an award of Restricted Stock is granted and we will not be entitled to a tax deduction at such time, unless the award holder makes an election under Section 83(b) of the Code to be taxed at grant. If such an election is made, the award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at the time of the grant equal to the Fair Market Value of the shares of Restricted Stock at such time. If such an election is not made, the award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at vesting in an amount equal to the Fair Market Value of the shares of Restricted Stock at such time. We are entitled to a corresponding deduction at the time ordinary income is recognized by the award holder, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, dividends credited prior to vesting to shares of Restricted Stock for which the above-described election has not been made will be compensation taxable as ordinary income (and subject to income tax withholding in the case of employees), rather than as dividend income, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

        RSUs. An award holder will not recognize taxable income when RSUs are granted and we will not be entitled to a tax deduction at such time. An award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at vesting in an amount equal to the Fair Market Value of any shares of IAC common stock delivered (and the amount of cash paid by us (if any)) and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

        Section 162(m). Under Section 162(m) of the Code, compensation (including compensation under the 2018 Plan) in any calendar year in excess of $1 million for any individual who serves as a named executive in 2018 or thereafter will not be deductible, unless such compensation is grandfathered under the Tax Cuts and Jobs Act of 2017.

        The foregoing general tax discussion is intended for the information of stockholders in connection with considering how to vote with respect to the 2018 Stock Plan Proposal and not as tax guidance to individuals who receive awards under the 2018 Plan. Holders of awards under the 2018 Plan are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2018 Plan.

 PROPOSAL 3—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2018. Ernst & Young LLP has served as IAC's independent registered public accounting firm since 1996 and is considered by Company management to be well qualified.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

        Ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

        The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix A to the Company's 2017 Annual Meeting proxy statement. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (i) the integrity of IAC's financial statements, (ii) the effectiveness of IAC's internal control over financial reporting, (iii) the qualifications and independence of IAC's independent registered public accounting firm, (iv) the performance of IAC's internal audit function and independent registered public accounting firm, (v) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the Company's financial reporting process, including systems of internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, and to issue a report thereon. The Audit Committee's responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 with IAC's management and Ernst & Young LLP, IAC's independent registered public accounting firm.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard 1301, "Communications with Audit Committees." In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of IAC be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chairperson)
Bryan Lourd
Richard F. Zannino

Fees Paid to Our Independent Registered Public Accounting Firm

        The following table sets forth fees for all professional services rendered by Ernst & Young LLP to IAC for the years ended December 31, 2017 and 2016:

	2017		2016
Audit Fees	$2,797,750	(1)	$2,321,475	(2)
Audit-Related Fees(3)	$50,000		$50,000

Total Audit and Audit-Related Fees	$2,847,750		$2,371,475
Tax Fees(4)	$14,800		$13,750

Total Fees	$2,862,550		$2,385,225

(1)
Audit Fees in 2017 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and the review of periodic reports, (ii) statutory audits (audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law), (iii) fees for services performed in connection with the offering of the 0.875% Exchangeable Senior Notes due October 1, 2022 by an IAC subsidiary, as well as the review and issuance of the related comfort letter and other services related to such offering, and (iv) accounting consultations.

  Excludes 2017 Audit Fees in the total aggregate amount of $2,954,700 and $2,611,000 incurred and paid directly by Match Group, Inc. ("Match Group") and ANGI Homeservices Inc., respectively.

(2)
Audit Fees in 2016 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and the review of periodic reports, (ii) statutory audits (audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law) and (iii) accounting consultations.

  Excludes 2016 Audit Fees in the total aggregate amount of $2,416,400 incurred and paid directly by Match Group.

(3)
Audit-Related Fees in 2017 and 2016 include fees for benefit plan audits.

(4)
Tax Fees in 2017 and 2016 primarily include fees paid for tax compliance services and exclude Tax Fees in the total aggregate amount of $2,400 and $5,000 in 2017 and 2016, respectively, incurred and paid directly by Match Group.

Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm's independence from IAC and its management. Unless a type of service to be provided by IAC's independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels also require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence.

        All Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is

12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee revises the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by IAC's independent registered public accounting firm are established periodically from time to time by the Audit Committee.

        Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairperson. The decisions of the Chairperson (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to Company management.

INFORMATION CONCERNING IAC EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        Background information about IAC's current executive officers who are not director nominees is set forth below. For background information about IAC's Chairman and Senior Executive, Barry Diller, Chief Executive Officer, Joseph Levin, and Vice Chairman, Victor A. Kaufman, see the discussion under "Information Concerning Director Nominees" beginning on page 7.

        Glenn H. Schiffman, age 48, has served as Executive Vice President and Chief Financial Officer of IAC since April 2016 and as Chief Financial Officer of ANGI Homeservices Inc. since September 2017. Prior to joining IAC, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, since March 2013. Prior to his tenure at Guggenheim Securities, Mr. Schiffman was a partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media and telecommunications industries, from September 2011 to March 2013. Prior to joining The Raine Group, Mr. Schiffman served as Co-Head of the Global Media group at Lehman Brothers from 2005 to 2007 and Head of Investment Banking Asia-Pacific at Lehman Brothers (and subsequently Nomura) from April 2007 to January 2010, as well as Head of Investment Banking, Americas from January 2010 to April 2011 for Nomura. Mr. Schiffman's roles at Nomura followed Nomura's acquisition of Lehman's Asia business in 2008. In his not-for-profit affiliations, Mr. Schiffman is a member of the National Committee on United States-China Relations and serves as a Member of the Board of Visitors for the Duke University School of Medicine. Mr. Schiffman has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since September 2016 and June 2017, respectively.

        Mark Stein, age 50, has served as Executive Vice President and Chief Strategy Officer of IAC since January 2016 and prior to that time, served as Senior Vice President and Chief Strategy Officer of IAC from September 2015. Mr. Stein previously served as both Senior Vice President of Corporate Development at IAC (from January 2008) and Chief Strategy Officer of IAC Search & Applications, the desktop software, mobile applications and media properties that comprised IAC's former Search & Applications segment (from November 2012). Prior to his service in these roles, Mr. Stein served in several other capacities for IAC and its businesses, including as Chief Strategy Officer of Mindspark Interactive Network from 2009 to 2012, and prior to that time as Executive Vice President of Corporate and Business Development of IAC Search & Media. Mr. Stein has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since November 2015 and September 2017, respectively.

        Gregg Winiarski, age 47, has served as Executive Vice President, General Counsel and Secretary of IAC since February 2014 and previously served as Senior Vice President, General Counsel and Secretary of IAC from February 2009 to February 2014. Mr. Winiarski previously served as Associate General Counsel of IAC from February 2005, during which time he had primary responsibility for all legal aspects of IAC's mergers and acquisitions and other transactional work. Prior to joining IAC in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a global law firm, from 1996 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York. Mr. Winiarski has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since October 2015 and June 2017, respectively.

 COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

        Our executive officers whose compensation is discussed in this compensation discussion and analysis (the "CD&A"), and to whom we refer to as our named executives in this CD&A (the "NEOs") are:

  •
  Barry Diller, Chairman and Senior Executive;

  •
  Joseph Levin, Chief Executive Officer;

  •
  Glenn Schiffman, Executive Vice President and Chief Financial Officer;

  •
  Mark Stein, Executive Vice President and Chief Strategy Officer; and

  •
  Gregg Winiarski, Executive Vice President and General Counsel.

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable the Company to meet its growth objectives.

        Although IAC is a publicly traded company, we attempt to foster an entrepreneurial culture, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by private equity and venture capital firms and professional firms. We structure our compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While we consider market data in establishing broad compensation programs and practices and may periodically benchmark the compensation associated with particular executive positions, we do not definitively rely on competitive survey data or any benchmarking information in establishing executive compensation. The Company makes decisions based on a host of factors particular to a given executive's situation, including its firsthand experience with competition for recruiting executives and its understanding of the current environment, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid and stale for the dynamic and fast changing marketplace for talent in which we compete.

        Similarly, we believe that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual executive and business level. In any given period, the Company may have multiple objectives, and these objectives (and their relative importance) often change as competitive and strategic landscapes shift. Accordingly, we have historically avoided the use of strict formulas in our annual bonus program, believing that they often over-compensate or under-compensate a given performance level. We instead rely primarily on an approach that, while based on clear objectives, is not formulaic and allows for the exercise of discretion in setting final bonus amounts.

        In addition, we are of the view that long-term incentive compensation in the form of equity awards aligns the interests of executives with the interests of our long-term shareholders, and to further this important goal, equity awards play a prominent role in our overall compensation program. We have used non-qualified stock options as the predominant equity incentive vehicle for our executives for many years. We use this equity incentive instrument primarily for the sake of simplicity given that the value from stock option awards is directly dependent on appreciation in the Company's stock price and therefore provides an objectively measurable goal, and a belief that it would, in general, make the Company more competitive in recruiting talented executives and employees. From time to time, however, executives have been awarded restricted stock units in addition to, or in lieu of, stock option awards, depending on individual circumstances. We will continue to evaluate the appropriate form of equity-based incentive awards as market conditions evolve.

        We believe that the Company's executive officer compensation program puts the substantial majority of compensation at risk, rewards both individual executive and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the Company and aligns the interests of our key executives with the interests of our stockholders. We continuously evaluate our program and make changes as we deem appropriate. We presented a "Say-on-Pay" item to stockholders in 2017, which called for an advisory, non-binding vote regarding the compensation of our named executive officers in 2016 as described in the 2017 Annual Meeting proxy statement. On this item, over 97% of the votes cast were in favor of the resolution. In light of strong stockholder support, we concluded that no revisions were necessary to our executive officer compensation program as a direct result of that advisory vote.

Roles and Responsibilities

        The Compensation and Human Resources Committee of the Company's Board of Directors (for purposes of this CD&A, the "Committee") has primary responsibility for establishing the compensation of the Company's executive officers. All compensation decisions referred to throughout this CD&A have been made by the Committee, based (in part) on recommendations from Messrs. Diller and Levin (as described below). The Committee currently consists of Ms. Hammer (Chairperson) and Mr. Rosenblatt.

        The executive officers participate in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools. In late 2017, Messrs. Diller and Levin met with the Committee and discussed their views of corporate and individual executive officer performance for 2017 for Messrs. Schiffman, Stein and Winiarski, and their recommendations for annual bonuses for these executive officers. Mr. Diller also discussed Mr. Levin's performance, and his views on his own performance, with the Committee. Following these discussions, the Committee met in an executive session to discuss these recommendations. After consideration of these recommendations, the Committee ultimately determined the annual bonus amount for each executive officer. In establishing a given executive officer's compensation package, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, we do not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual executive's situation is evaluated on a case-by-case basis each year, considering the variety of relevant factors at that time.

        From time to time, the Committee has solicited the advice of consulting firms and engaged legal counsel. No such consulting firms or legal counsel were engaged during 2017.

        In addition, from time to time, the Company may solicit survey or peer compensation data from various consulting firms. In early 2017, the Company engaged Mercer (US) Inc. to provide comparative market data in connection with the Company's own analysis of its equity compensation practices, but neither Mercer nor any other compensation consultant engaged by the Company had any role in determining or recommending the amount or form of executive compensation for 2017.

Compensation Elements

        Our compensation packages for executive officers primarily consist of salary, annual bonuses, IAC equity awards and, in certain instances, perquisites and other benefits.

  Salary

        We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the Company, the Company's New York City location, salary levels of other executive officers within the Company and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive officer's increased value to the Company. No executive officer's salary was adjusted during 2017.

  Annual Bonuses

        General. We establish bonus levels through a two-pronged process. First, at the beginning of each year, the Committee sets performance objectives, which historically have been tied to the achievement of EBITDA (as defined below), revenue or share price performance targets during the forthcoming year, and maximum bonus amounts. In general, these performance targets are minimum acceptable performance conditions, but with respect to which there is substantial uncertainty when we establish them. The establishment of performance targets and maximum bonus amounts is undertaken primarily to satisfy the requirements of Section 162(m) of the Code. Satisfaction of one or more of the performance targets established by the Committee allows for the payment of bonuses that will be deductible by the Company for federal income tax purposes, should any bonuses be awarded to the Company's named executives. However, satisfaction of the applicable performance targets does not obligate the Committee to approve any specific bonus amount for any executive officer, and the Committee has historically reduced the maximum bonus amount based on a discretionary assessment of Company and, to a lesser extent, individual performance. In making its determinations regarding individual annual bonus amounts, the Committee considers a variety of factors, such as growth in profitability or achievement of strategic objectives by the Company, and an individual's performance and contribution to the Company. The Committee does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all relevant criteria. This process is designed to permit the Company to deduct the bonus compensation paid to executives for income tax purposes.

        The definition of EBITDA used for establishing Section 162(m) performance objectives comes from IAC's 2013 Stock and Annual Incentive Plan. Under such plan, "EBITDA" means, for any period, operating profit (loss) plus, if applicable: (i) depreciation, (ii) amortization and impairment of intangibles, (iii) goodwill impairment, (iv) non-cash compensation expense, (v) restructuring charges, (vi) non cash write-downs of assets, (vii) charges relating to disposal of lines of business, (viii) litigation settlement amounts and (ix) costs incurred for proposed and completed acquisitions.

        2017 Bonuses. For 2017, the Committee predicated the payment of bonuses to executive officers on attaining: (i) EBITDA in any of the four consecutive calendar quarters beginning with the second quarter of 2017 at least equal to EBITDA in the corresponding calendar quarter twelve months before, (ii) revenue in any of the four consecutive calendar quarters beginning with the second quarter of 2017 at least equal to revenue in the corresponding calendar quarter twelve months before or (iii) share price growth of at least 5% over $76.00 (the closing price of the Company's common stock on February 14, 2017) on any 20 trading days during the period beginning on February 15, 2017 through December 31, 2017. Each of the targets were met. After concluding that the threshold performance targets for the payment of bonuses had been achieved, the Committee then exercised its right to reduce bonus amounts for each individual executive officer from the maximum level established. In setting actual bonus levels, the Committee considered a variety of factors, including:

  •
  Strategic initiatives. The Company took a number of important strategic steps in 2017, including most significantly: (i) completing the combination of our HomeAdvisor business with Angie's List, creating a new public company that is the world's largest digital marketplace for home services; (ii) completing several other acquisitions across our business portfolio to enhance product offerings; and (iii) continuing to rationalize our asset portfolio in order to focus on our core businesses, resulting in, among other things, the disposition of The Princeton Review;

  •
  Efficient capital management. During 2017, the Company lowered its consolidated cash cost of debt by approximately 200 basis points, extended maturities and created additional flexibility for the Company. This occurred by way of new borrowings of approximately $1,317 million, retiring approximately $807 million of higher cost debt, amending Match Group's term loan to reduce the interest rate payable on the outstanding balance and eliminating restrictive covenants in the Company's debt facility. The Company ended the year with $1.6 billion of cash on a consolidated basis, which we believe positions us for long term growth as we continue to invest in our businesses and identify new opportunities for expansion. In addition, the Company repatriated over $50 million to our stockholders during 2017 by way of share repurchases, and effectively eliminated over $500 million of dilution at Match Group through the repurchase of outstanding equity awards;

  •
  Share price appreciation. The Company's share price increased more than 80% during 2017, compared to approximately 27% growth in The Nasdaq Stock Market and 19% growth in the S&P 500; and

  •
  Revenue and Adjusted EBITDA results. Revenue increased 5% over the prior year, driven by strong growth from ANGI Homeservices, Match Group and the Company's Video segment. Adjusted EBITDA increased 15% in 2017 (or 25% excluding transaction expenses related to the combination of our HomeAdvisor business and Angie's List).

        While the factors noted above were the primary ones considered in setting bonus award amounts, the Committee also considered each executive officer's role and responsibilities, the relative contributions made by each executive officer during the year and the relative size of the bonuses paid to the other executive officers. With respect to 2017 bonuses for our NEOs, the Committee considered the following with respect to: (i) Mr. Diller, his continued role in providing strategic direction for the Company overall, (ii) Mr. Levin, his role in the successful completion of the combination of our Home Adviser business with Angie's List, as well as his continuing focus on managing the day-to-day business operations of the Company and participating in the development of strategic initiatives for the Company, (iii) Mr. Schiffman, his role in the successful completion of the combination of our Home Adviser business with Angie's List and the consummation of an exchangeable debt offering, as well as his continuing role in the day-to-day oversight of the business operations of the Company, (v) Mr. Stein, participating in the development of strategy for several of the Company's businesses, and (vi) Mr. Winiarski, his role in managing the successful completion of a number of acquisitions, including the combination of our Home Adviser business with Angie's List, his involvement in the Company's financing efforts and his ongoing oversight of the Company's regulatory and compliance efforts.

        As noted above, in setting individual bonus amounts, the Committee did not quantify the weight assigned to any specific factor, nor did it apply a formulaic calculation. In setting bonus amounts, the Committee generally considered the Company's overall performance, the amount of bonus for each NEO relative to other Company executives and the recommendations of the Chairman and Senior Executive and the Chief Executive Officer. In addition, the Committee considered achievements in 2017 as compared to achievements and bonus levels in prior years.

        Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual executive officer performance. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's annual goals.

  Long-Term Incentives

        General. Due to our entrepreneurial philosophy, we believe that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, we believe that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align executive officer incentives with stockholder interests in a manner that we believe drives superior performance over time.

        While there is currently no formal stock ownership or holding requirement for executive officers, our executive officers generally have historically held a significant portion of their stock awards (net of tax withholdings) well beyond the relevant vesting dates.

        In establishing equity awards for an executive officer for any given period, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised awards, is reviewed and evaluated on an individual-by-individual basis. In setting award levels, the predominant considerations are providing the executive officer with effective retention incentives, appropriate reward for past performance, incentives for strong future performance and competitive conditions. The annual corporate performance factors relevant to setting bonus amounts, while considered, are generally less relevant in determining the type and level of equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to our annual bonuses.

        The Company's usual practice is to schedule the Committee meetings at which awards are to be made well in advance, without regard to the timing of the release of earnings or other material information.

        2017 Equity Awards. In February 2017, the Committee granted 300,000 stock options to Mr. Levin, 150,000 stock options to each of Messrs. Schiffman and Stein, and 100,000 stock options to Mr. Winiarski. The options vest 25% a year, on the first four anniversaries of the grant date, and have an exercise price equal to the closing price of the Company's common stock on the grant date. Mr. Diller did not receive an equity award in 2017, as the Committee granted him one million stock options in 2015, with the Committee noting at that time the Company's history of granting Mr. Diller equity awards once every few years (and the Committee's intention to remain consistent with that approach).

        We believe these awards provide meaningful retention and performance incentives for our executive officers.

        2018 Equity Awards. In March 2018, the Committee granted 80,000 stock options to Mr. Schiffman with an exercise price equal to the closing price of the Company's common stock on the grant date and which will vest 50% on each of February 15, 2021 and February 15, 2022; provided, that the vesting of 50% of these options is also subject to the requirement that the closing price per share of the Company's common stock during any 20 consecutive days during which the award is outstanding equals or exceeds $200 per share. In addition, following vesting, these options shall only be exercisable after February 15, 2022. No other executive officer received an equity award in 2018, as the Committee considered outstanding equity awards currently held by each other executive and the amount realizable from those awards based the Company's stock price at the time of the Committee meeting, and the significant appreciation in the Company's stock price since the last time equity was awarded to the executives.

2017 Employment Agreement

        New Employment Agreement for Mr. Levin. Effective November 21, 2017 (the "Effective Date"), IAC and Mr. Levin, the Company's Chief Executive Officer, entered into an employment agreement (the "Employment Agreement"). The Employment Agreement has a scheduled term of three (3) years from the Effective Date and provides for automatic renewals for successive one (1) year terms absent written notice from IAC or Mr. Levin ninety (90) days prior to the expiration of the then current term. The Employment Agreement provides that Mr. Levin will be eligible to receive an annual base salary (currently $1,000,000), discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Committee.

        Upon a termination of Mr. Levin's employment by IAC without "cause" (and other than by reason of death or disability), Mr. Levin's resignation for "good reason" or the timely delivery of a non-renewal notice by IAC (a "Qualifying Termination"), and subject to the execution of a release and compliance with the restrictive covenants set forth below: (i) IAC will continue to pay Mr. Levin his annual base salary for the then-current term, but for a period of not less than twelve (12) months following such termination (the "Severance Period"), (ii) all IAC equity awards (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Levin on the Effective Date that remain outstanding on the date of the Qualifying Termination and that would have otherwise vested during the Severance Period shall vest as of the date of such termination, (iii) all IAC equity awards (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Levin on the date of the Qualifying Termination (other than those described in the preceding clause (ii)) that would have otherwise vested during the twelve (12) month period following such termination shall vest as of the date of such termination, and (iv) all vested and outstanding IAC stock options held by Mr. Levin as of the date of such Qualifying Termination (including any stock options that vested pursuant to the acceleration rights described above), shall remain outstanding and exercisable for eighteen (18) months from the date of such termination. Upon Mr. Levin's death, IAC shall pay his designated beneficiary Mr. Levin's base salary through the end of the month in which death occurs and all IAC equity awards (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Levin that would have otherwise vested during the twelve (12) month period following such death shall vest as of the date of death and IAC stock options shall remain outstanding and exercisable for eighteen (18) months from the date of death.

        Pursuant to his agreement, Mr. Levin is bound by a covenant not to compete with IAC's businesses during the term of his employment and during the Severance Period and covenants not to solicit IAC's employees or business partners during the term of his employment and for eighteen (18) months after a Qualifying Termination. In addition, Mr. Levin agreed not to use or disclose any confidential information of IAC or its affiliates.

Change of Control

        The Company's equity awards for senior executive officers generally include a so-called "double-trigger" change of control provision, which provides for the acceleration of the vesting of outstanding equity awards in connection with a change of control only when an award holder suffers an involuntary termination of employment during the two (2) year period following such change of control. The Committee believes that providing for the acceleration of the vesting of equity awards after an involuntary termination will assist in the retention of our executive officers through a change of control transaction. For purposes of this discussion and the discussion below under the heading "Severance,"

we use the term "involuntary termination" to mean both a termination by the Company without "cause" and a resignation by the executive for "good reason" or similar construct.

Severance

        We generally provide executive officers with some amount of salary continuation and the acceleration of the vesting of some equity awards in the event of an involuntary termination of employment. Because we tend to promote our executive officers from within, after competence and commitment have generally been established, we believe that the likelihood of the vesting of equity awards being accelerated is typically low, and yet we believe that through providing this benefit we increase the retentive effect of our equity program, which serves as our most important retention incentive. The Company generally does not provide for the acceleration of the vesting of equity awards in the event an executive voluntarily resigns from the Company.

Other Compensation

        General. We provide Messrs. Diller and Levin with various non-cash benefits as part of their overall compensation packages. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits is reported under the "All Other Compensation" column in the Summary Compensation Table on page 34 pursuant to applicable SEC rules. Our executive officers do not participate in any deferred compensation or retirement programs other than the Company's 401(k) plan. Other than a tax gross-up on certain relocation benefits provided to Mr. Schiffman in connection with his moving to the New York City metropolitan area to assume the role of Executive Vice President and Chief Financial Officer, we did not gross-up any benefits provided to any executive officer in 2017. Other than those described specifically below, our executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from the Company's other employees.

        Mr. Diller. Pursuant to Company policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with the Company while he is traveling, to change his plans quickly in the event Company business requires and to conduct confidential Company business while flying, be it telephonically, by e-mail or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Diller from the Company, and is taken into account in establishing his overall compensation package. For certain personal use of Company-owned aircraft, Mr. Diller reimburses the Company at the maximum rate allowable under applicable rules of the Federal Aviation Administration.

        Additionally, the Company provides Mr. Diller with access to certain automobiles for business and personal use. We also provide certain Company-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by the Company at their incremental cost to the Company or, in the case of the use of office space (where there is no discernible incremental cost), at the cost used for internal allocations of office space for corporate purposes.

        Mr. Levin. Pursuant to Company policy, Mr. Levin is encouraged to travel, both for business and personal purposes, on corporate aircraft for the same reasons as set forth above for Mr. Diller. The incremental cost to the Company of his travel for personal purposes is reflected as compensation to

Mr. Levin from the Company, and is taken into account in establishing his overall compensation package.

        Mr. Schiffman. As part of the agreement for Mr. Schiffman to move to the New York City metropolitan area to accept the position of Executive Vice President and Chief Financial Officer, the Company agreed to compensate Mr. Schiffman for various costs of relocating from Austin, Texas. The majority of these costs were incurred during 2016; however certain housing costs and associated tax gross-ups were incurred during 2017. We do not expect these amounts to be recurring, and though the applicable compensation disclosure rules require us to disclose the value of these items as compensation, we did not take them into account in determining the other components of Mr. Schiffman's compensation, as we view them as a cost to the Company in facilitating Mr. Schiffman's move to the New York City metropolitan area.

Tax Deductibility

        Under Section162(m) of the Code, compensation paid to certain NEOs in excess of $1 million is generally not tax deductible. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), this limitation did not apply to compensation paid to the chief financial officer or to compensation based on achievement of pre-determined objective performance goals if certain requirements were met. Historically, the Committee has structured certain compensation with the intention of complying with the performance-based compensation exemption from Section 162(m). A number of requirements must be met for particular compensation to qualify, however, and there can be no assurance that any compensation awarded would be fully deductible under all circumstances. In addition, in appropriate circumstances the Committee may approve elements of compensation for certain executive officers that are not fully deductible.

        The exemption from the deduction limit for performance-based compensation set forth in Section 162(m) of the Code has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs, including our Chief Financial Officer, in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Committee's efforts to structure certain compensation to be exempt from Section 162(m) of the Code and therefore not subject to its deduction limits, there can be no assurance that this compensation will be fully deductible because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the exemption from the deduction limit set both in Section 162(m) of the Code. In addition, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) of the Code if it determines that such modifications are consistent with the Company's best interests.

COMPENSATION AND HUMAN RESPOURCES COMMITTEE REPORT

        The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in IAC's 2017 Annual Report on Form 10-K and this proxy statement.

Members of the Compensation and Human Resources Committee

Bonnie S. Hammer (Chairperson)
David Rosenblatt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The membership of the Compensation and Human Resources Committee consisted of Ms. Hammer and Mr. Rosenblatt during 2017. Neither of them has ever been an officer or employee of IAC at any time during their respective service on the committee.

EXECUTIVE COMPENSATION

Overview

        The Executive Compensation section of this proxy statement sets forth certain information regarding total compensation earned by our named executives in 2017, as well as Company equity awards made to our named executives in 2017, Company equity awards held by our named executives on December 31, 2017 and the dollar value realized by our named executives upon the vesting and exercise of equity awards during 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Barry Diller	2017	$500,000	$2,000,000	—	—		$683,658	$3,183,658
Chairman and Senior	2016	$500,000	$2,000,000	—	—		$1,184,234	$3,684,234
Executive	2015	$500,000	—	—	$14,220,000		$1,136,025	$15,856,025
Joseph Levin	2017	$1,000,000	$4,000,000	—	$7,662,000		$378,729	$13,040,729
Chief Executive Officer	2016	$1,000,000	$2,500,000	$4,037,000	$2,580,000		$358,980	$10,475,980
	2015	$1,000,000	$1,250,000	—	$8,066,000	(4)	$340,622	$10,656,622
Glenn H. Schiffman	2017	$600,000	$2,500,000	—	$3,831,000		$46,059	$6,977,059
Executive Vice President and	2016	$420,000	$1,750,000	—	$2,942,000		$225,586	$5,337,586
Chief Financial Officer
(since April 2016)
Mark Stein	2017	$550,000	$1,500,000	—	$3,831,000		$24,213	$5,905,213
Executive Vice President and	2016	$550,000	$1,000,000	—	$1,935,000		$7,950	$3,492,950
Chief Strategy Officer
(since January 2016)
Gregg Winiarski	2017	$500,000	$1,750,000	—	$2,554,000		$8,100	$4,812,100
Executive Vice	2016	$500,000	$1,250,000	—	$1,290,000		$7,950	$3,047,950
President and General	2015	$500,000	$1,500,000	—	$1,476,000		$7,950	$3,483,950
Counsel

(1)
Reflects the dollar value of RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of RSUs awarded.

(2)
Unless otherwise indicated, these amounts represent the grant date fair value of stock option awards using the Black-Scholes option pricing model. For details regarding the assumptions used to calculate these amounts in 2017, see footnote 3 to the "Grants of Plan-Based Awards in 2017" table on page 36.

(3)
Additional information regarding all other compensation amounts for each named executive in 2017 is as follows:

	Barry Diller	Joseph Levin	Glenn H. Schiffman	Mark Stein	Gregg Winiarski
Personal use of Company aircraft(a)	$619,900	$370,629	$30,943	$16,113	—
Relocation costs and related tax reimbursements(b)	—	—	$7,016	—	—
401(k) plan Company match	$8,100	$8,100	$8,100	$8,100	$8,100
Miscellaneous(c)	$55,658	—	—	—	—

	$683,658	$378,729	$46,059	$24,213	$8,100

(a)
Pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal purposes and Mr. Levin is encouraged to use Company aircraft for business and personal travel when doing so would serve the interests of the Company. See the discussion regarding airplane travel under Compensation Discussion and Analysis on page 32. We calculate the incremental cost to the Company for personal use of Company aircraft based on the average variable operating costs to the Company. Variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use. Incremental costs do not include fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of Company-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. In the event a named executive has family members or other guests accompany him on a business or personal trip, such travel (while it does not result in any incremental cost to the Company) results in the imputation of taxable income to the relevant named executive, the amount of which is calculated in accordance with applicable Internal Revenue Service rules.

(b)
Reflects $3,454 paid to or on behalf of Mr. Schiffman for certain costs related to the relocation of him and his family to the New York City metropolitan area in 2016 and $3,562 in related tax reimbursements on income imputed to Mr. Schiffman for these costs.

(c)
Represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. The total amount of other benefits provided reflects: (i) lease payments, parking, fuel, maintenance and other costs associated with Mr. Diller's personal use of two automobiles leased and maintained by IAC, (ii) an allocation (based on square footage) of costs for the use of IAC office space by certain individuals who work for Mr. Diller personally and (iii) an allocation (based on the number of personal computers and communication devices supported by IAC) of costs relating to the use by such individuals of the Company's information technology technical support and certain communications equipment.
(4)
In connection with the grant of IAC stock options to Mr. Levin at the time he was appointed Chief Executive Officer of IAC in June 2015, Mr. Levin surrendered equity awards tied solely to the value of IAC's Search business.

(5)
In addition to his role as Executive Vice President and Chief Financial Officer of IAC, Mr. Schiffman was appointed Chief Financial Officer of ANGI Homeservices Inc. in September 2017. For the period commencing on September 29, 2017 through December 31, 2017, $240,625 of Mr. Schiffman's IAC compensation as reflected above was allocated to ANGI Homeservices Inc. for his services as its Chief Financial Officer pursuant to a services agreement between us and ANGI Homeservices Inc.

Grants of Plan-Based Awards in 2017

        The table below provides information regarding all IAC stock options and RSUs granted to our named executives in 2017.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Barry Diller	—	—	—	—	—
Joseph Levin	2/14/17	—	300,000	$76.00	$7,662,000
Glenn H. Schiffman	2/14/17	—	150,000	$76.00	$3,831,000
Mark Stein	2/14/17	—	150,000	$76.00	$3,831,000
Gregg Winiarski	2/14/17	—	100,000	$76.00	$2,554,000

(1)
These stock options vested/vest in four equal installments on the anniversary of the applicable grant date, subject to continued employment.

(2)
The exercise price is equal to the fair market value per share (as defined in the applicable stock and annual incentive plan) of IAC common stock on the grant date.

(3)
Reflects the grant date fair value of stock option awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility (based on the historical volatility of IAC common stock), risk-free interest rates (based on U.S. Treasuries with terms comparable to those of the stock options), expected term (based on the historical exercise behavior of our employees) and dividend yield (based on IAC's historical dividend payments). The assumptions used to calculate the amounts in the table above for stock option awards granted to our named executives were an expected volatility rate of 29.71%, a risk-free interest rate of 2.166%, an expected term of 6.16 years and no dividend yield.

Outstanding Equity Awards at 2017 Fiscal Year-End

        The table below provides information regarding IAC equity awards held by our named executives on December 31, 2017. The market value of all RSU awards is based on the closing price of IAC common stock on December 29, 2017 ($122.28).

	Option Awards						Stock Awards(1)
Name	Number of securities underlying unexercised options (#)		Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
	(Exercisable)		(Unexercisable)
Barry Diller	300,000		—		$31.89	4/20/21	—	—
	250,000	(2)	250,000	(2)	$67.45	3/29/25	—	—
	250,000	(2)	250,000	(2)	$84.31	3/29/25	—	—
Joseph Levin	100,000		—		$60.00	2/2/22	—	—
	112,500		—		$45.78	2/2/22	—	—
	75,000	(2)	25,000	(2)	$66.30	8/1/24	—	—
	200,000	(3)	200,000	(3)	$77.26	6/24/25	—	—
	50,000	(2)	150,000	(2)	$40.37	2/10/26	—	—
	—		300,000	(2)	$76.00	2/14/27	—	—
	—		—		—	—	120,834	$14,775,582
Glenn H. Schiffman	50,000	(2)	150,000	(2)	$45.78	4/7/26	—	—
	—		150,000	(2)	$76.00	2/14/27	—	—
Mark Stein	100,000		—		$60.00	2/2/22	—	—
	100,000	(4)	100,000	(4)	$70.88	9/17/25	—	—
	37,500	(2)	112,500	(2)	$40.37	2/10/26	—	—
	—		150,000	(2)	$76.00	2/14/27	—	—
	—		—		—	—	25,000	$3,057,000
Gregg Winiarski	175,000		—		$45.78	2/2/22	—	—
	44,005		—		$47.06	5/3/23	—	—
	93,750	(2)	31,250	(2)	$71.55	3/28/24	—	—
	50,000	(2)	50,000	(2)	$61.68	2/11/25	—	—
	25,000	(2)	75,000	(2)	$40.37	2/10/26	—	—
	—		100,000	(2)	$76.00	2/14/27	—	—

(1)
The table below provides the following information regarding RSUs held by each of our named executives on December 31, 2017: (i) the grant date of each award, (ii) the number of RSUs outstanding on December 31, 2017, (iii) the market value of RSUs outstanding on December 31, 2017, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested/are scheduled to vest in each of the fiscal years ending December 31, 2018 and 2019.

		Market Value of Unvested RSUs as of 12/31/17 ($)
	Number of Unvested RSUs as of 12/31/17 (#)
			Vesting Schedule (#)
Name and Grant Date			2018	2019
Barry Diller	—	—	—	—
Joseph Levin
7/29/14	87,500	$10,699,500	—	87,500
2/10/16	33,334	$4,076,082	—	33,334
Glenn H. Schiffman	—	—	—	—
Mark Stein
9/17/15	25,000	$3,057,000	12,500	12,500
Gregg Winiarski	—	—	—	—

(2)
These stock options vested/vest in four equal installments on the anniversary of the applicable grant date, subject to continued employment.

(3)
Consists of: (i) 200,000 stock options that vested/vest in four equal installments on the anniversary of the grant date, subject to continued employment (100,000 of which were vested on December 31, 2017), and (ii) 200,000 performance stock options that vest in four equal installments on the anniversary of the grant date, subject to continued employment, and become exercisable if the closing price per share of the Company's common stock during any 20 consecutive trading day period equals or exceeds $115.89 (a 50% increase to the closing price of the Company's common stock on the grant date) at any time during the period during which the stock options are outstanding. As of December 31, 2017, the performance condition for the performance stock options described in (ii) above had been satisfied and 100,000 such stock options were vested and exercisable.

(4)
Consists of: (i) 100,000 stock options that vested/vest in four equal installments on the anniversary of the grant date, subject to continued employment (50,000 of which were vested as of December 31, 2017), and (ii) 100,000 performance stock options that vest in four equal installments on the anniversary of the grant date, subject to continued employment, and become exercisable if the closing price per share of the Company's common stock during any 20 consecutive trading day period equals or exceeds $106.32 (a 50% increase to the closing price of the Company's common stock on the grant date) at any time during the period during which the stock options are outstanding. As of December 31, 2017, the performance condition for the performance stock options described in (ii) above had been satisfied and 50,000 such stock options were vested and exercisable.

2017 Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by our named executives upon the exercise of stock options and the vesting of RSU awards in 2017 and the related value realized, excluding the effect of any applicable taxes. During 2017, certain of our named executives exercised stock options through a broker by way of a cashless exercise process (where shares of IAC common stock were sold into the market to cover exercise price and tax obligations) and/or through a net settlement process (where shares of IAC common stock were withheld by the Company to cover exercise price and tax obligations). For cashless exercises, the dollar value realized upon exercise represents the difference between the sale price of the shares acquired upon exercise and the exercise price of the stock options, multiplied by the number of stock options exercised. For net settlements, the dollar value realized upon exercise represents the difference between the closing price of IAC common stock on the exercise date and the exercise price of the stock options, multiplied by the number of stock options exercised. The dollar value realized upon the vesting of RSUs represents the closing price of IAC common stock on the vesting date, multiplied by the number of RSUs vesting.

Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Barry Diller	—	—	—	—
Joseph Levin	250,000	$26,825,000	209,598	$20,048,755
Glenn H. Schiffman	—	—	—	—
Mark Stein	176,823	$14,759,208	69,346	$6,117,187
Gregg Winiarski	250,000	$26,225,000	5,313	$511,323

Estimated Potential Payments Upon Termination or Change in Control of IAC

  Overview

        Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executives to continued base salary payments, the acceleration of the vesting of equity awards and/or extended post-termination exercise periods for stock options upon certain terminations of employment (including certain terminations during specified periods following a change in control of IAC).

        Certain amounts that would have become payable to our named executives upon the events described above (as and if applicable), assuming that the relevant event occurred on December 31, 2017, are described and quantified in the table below. These amounts, which exclude the effect of any applicable taxes, are based on the named executive's base salary, the number of IAC stock options and/or RSUs outstanding on December 31, 2017 and the closing price of IAC common stock ($122.28) on December 29, 2017. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will generally be payable/provided to named executives.

  Amounts and Benefits Payable Upon a Qualifying Termination

        Messrs. Diller and Stein. No payments would have been made to Messrs. Diller and Stein pursuant to any agreement between the Company and these named executives upon a termination without cause or due to death or disability or a resignation for good reason on December 31, 2017.

        Mr. Levin. Upon a termination without cause (and other than by reason of death or disability) or resignation for good reason (a "Qualifying Termination") on December 31, 2017, pursuant to the terms of his employment agreement, Mr. Levin would have been entitled to:

  •
  receive base salary through the later of: (i) the end of the term of his employment agreement, which expires on November 21, 2020, and (ii) 12 months from the date of such Qualifying Termination (the longer of (i) and (ii), the "Severance Period"), subject to the execution of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the Severance Period;

  •
  the vesting of all outstanding and unvested IAC equity awards granted prior to November 21, 2017 (the "Existing Awards") that would have otherwise vested during the Severance Period;

  •
  the partial vesting of outstanding and unvested IAC equity awards (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) granted after November 21, 2017 (the "Future Awards") in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve (12) month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2019.

        For Mr. Levin, "good reason" means: (i) a material reduction in his title, duties or level of responsibilities, (ii) a material reduction in his base salary, (iii) the relocation of his principal place of employment outside of New York, New York, (iv) the failure of the IAC to nominate him to stand for election to IAC's Board of Directors or his removal from IAC's Board of Directors (other than by reason of death, disability or a Qualifying Termination), (v) him ceasing to report to IAC's Chairman and Senior Executive and (vi) any other action or inaction that constitutes a material breach by IAC of his employment agreement, in each case, without the written consent of Mr. Levin or that is not cured promptly after notice.

        In addition, upon a termination of Mr. Levin's employment due to his death on December 31, 2017, pursuant to the terms of his employment agreement: (i) his designated beneficiary would have been entitled to receive his base salary through the end of the month of his death, and (ii) his estate would have been entitled to: (A) the partial vesting of outstanding and unvested Existing and Future Awards in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve (12) month period following his death, and (B) continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2019.

        Mr. Schiffman. Upon a Qualifying Termination on December 31, 2017, pursuant to the terms of his employment agreement, Mr. Schiffman would have been entitled to:

  •
  receive 12 months of his base salary, subject to the execution of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the period in which he continues to receive his base salary;

  •
  the vesting of all outstanding and unvested stock options granted to him in 2016;

  •
  the partial vesting of outstanding and unvested stock options and/or RSUs granted after 2016 (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve (12) month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options through June 30, 2019.

        For Mr. Schiffman, "good reason" means: (i) a material diminution in the authorities, duties or responsibilities of the person to whom Mr. Schiffman is required to report (IAC's Chief Executive Officer), (ii) a material reduction in his title, duties or level of responsibilities, including any circumstances under which IAC is no longer publicly traded and is controlled by another company, (iii) a material reduction in his base salary, (iv) a relocation of his principal place of employment outside of the New York City metropolitan area, and (v) any other action or inaction that constitutes a material breach by IAC of his employment agreement, in each case, without the written consent of Mr. Schiffman or that is not cured promptly after notice.

        Mr. Winiarski. Upon a Qualifying Termination on December 31, 2017, pursuant to the terms of his employment agreement, Mr. Winiarski would have been entitled to:

  •
  receive 12 months of his base salary, subject to the execution of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the period in which he continues to receive his base salary;

  •
  the partial vesting of outstanding and unvested stock options and RSUs (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve (12) month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options through June 30, 2019.

        For Mr. Winiarski, "good reason" means: (i) a material adverse change in his title, duties or level of responsibilities, (ii) a material reduction in his base salary, (iii) a material relocation of his principal place of employment outside of the New York City metropolitan area, and (iv) a material adverse change in reporting structure such that he is no longer reporting to a Company officer with a title of Executive Vice President or above that reports to the Company's Chairman or Vice Chairman, in each case, without the written consent of Mr. Winiarski or that is not cured promptly after notice.

  Amounts and Benefits Payable Upon a Change in Control

        In addition, no payments would have been made to any of our named executives pursuant to any agreement between any of them and the Company upon a change in control of IAC on December 31, 2017. Upon a Qualifying Termination on December 31, 2017 that occurred during the two (2) year period following a change in control of IAC, in accordance with the applicable omnibus stock and incentive plan(s) and related award agreements, the vesting of all then outstanding and unvested stock options and/or RSUs, as applicable, held by each named executive would have been accelerated.

        In addition, in the case of Mr. Diller only, under the Equity and Bonus Compensation Agreement, dated August 24, 1995, between the Company and Mr. Diller, we agreed that to the extent any payment or distribution by the Company to or for the benefit of Mr. Diller (whether under the terms of the related agreement or otherwise) would be subject to the excise tax imposed by §4999 of the Code, or any interest or penalties are incurred by Mr. Diller with respect to such excise tax, then Mr. Diller would be entitled to a gross-up payment covering the excise taxes and related interest and penalties. Given the payments Mr. Diller would have received upon an assumed change in control of

IAC at the end of 2017, the Company does not believe that any excise tax would be imposed or that any gross-up would be required.

Name and Benefit	Termination of Employment Without Cause or Resignation for Good Reason		Termination of Employment Without Cause or Resignation for Good Reason During the Two Year Period Following a Change in Control of IAC
Barry Diller
Continued Salary	—		—
Market Value of stock options that would vest(1)	—		$23,200,000	(2)
Market Value of RSUs that would vest	—		—

Total Estimated Incremental Value	—		$23,200,000

Joseph Levin
Continued Salary	$2,916,667		$2,916,667
Market Value of stock options that would vest(1)	$26,161,000	(3)(4)	$36,574,000	(2)
Market Value of RSUs that would vest(5)	$14,775,582	(3)	$14,775,582	(6)

Total Estimated Incremental Value	$43,853,249		$54,266,249

Glenn H. Schiffman
Continued Salary	$600,000		$600,000
Market Value of stock options that would vest(1)	$13,210,500	(7)	$18,417,000	(2)
Market Value of RSUs that would vest	—		—

Total Estimated Incremental Value	$13,810,500		$19,017,000

Mark Stein
Continued Salary	—		—
Market Value of stock options that would vest(1)	—		$21,296,875	(2)
Market Value of RSUs that would vest(5)	—		$3,057,000	(6)

Total Estimated Incremental Value	—		$24,353,875

Gregg Winiarski
Continued Salary	$500,000		$500,000
Market Value of stock options that would vest(1)	$6,305,063	(8)	$15,386,563	(2)
Market Value of RSUs that would vest	—		—

Total Estimated Incremental Value	$6,805,063		$15,886,563

(1)
Represents the difference between the closing price of IAC common stock ($122.28) on December 29, 2017 and the exercise price(s) of all in-the-money stock options accelerated upon the occurrence of the relevant event specified above, multiplied by the number of stock options accelerated.

(2)
Represents the value of stock options that would have vested upon a Qualifying Termination on December 31, 2017 that occurred during the two (2) year period following a change in control of IAC in accordance with the applicable omnibus stock and annual incentive plan(s) and related award agreements.

(3)
Represents the value of: (i) Existing Awards that would have otherwise vested during the Severance Period and (ii) Future Awards that would have otherwise vested during the twelve (12) month period following a Qualifying Termination on December 31, 2017, in each case, in accordance with the terms of Mr. Levin's employment agreement.

(4)
In the event of Mr. Levin's death on December 31, 2017, Existing and Future Awards (all of which are stock options) with a value of $13,468,000 would have vested and such awards represent Existing and Future Awards that would have otherwise vested during the twelve (12) month period following such event in accordance with the terms of Mr. Levin's employment agreement.

(5)
Represents the closing price of IAC common stock ($122.28) on December 29, 2017, multiplied by the number of RSUs accelerated upon the occurrence of the relevant event specified above.

(6)
Represents the value of RSUs that would have vested upon a Qualifying Termination on December 31, 2017 that occurred during the two (2) year period following a change in control of IAC in accordance with the applicable omnibus stock and annual incentive plan(s) and related award agreements.

(7)
Represents the value of stock options: (i) granted prior to 2017 that would have vested upon a Qualifying Termination on December 31, 2017 and (ii) that would have otherwise vested during the twelve (12) month period following a Qualifying Termination, in each case, in accordance with the terms of Mr. Schiffman's employment agreement.

(8)
Represents the value of stock options that would have otherwise vested during the twelve (12) month period following a Qualifying Termination in accordance with the terms of Mr. Winiarski's employment agreement.

Pay Ratio Disclosure

        In accordance with Item 402(u) of Regulation S-K of the Securities Act of 1933, as amended ("Item 402(u)"), we are required to disclose the ratio of our median employee's annual total compensation to the annual total compensation of our Chief Executive Officer, Joseph Levin.

        For the fiscal year ended December 31, 2017: (i) the estimated median of the annual total compensation of all IAC employees (other than Mr. Levin) was approximately $50,912, (ii) Mr. Levin's total annual compensation, as reported in the Summary Compensation Table on page 34, was $13,040,729, and (iii) the ratio of annual total compensation of Mr. Levin to the median of the annual total compensation of our other employees was 256 to 1.

        In making the determinations above, we first identified our total number of employees as of October 1, 2017 (6,795 in total, 5,362 of which were located in the United States and 1,433 of which were collectively located in various jurisdictions outside of the United States). We then excluded employees located in the following jurisdictions outside of the United States, which together represent less than 5% of our total number of employees: Belarus (171 employees), Belgium (38 employees), China (2 employees), Iceland (1 employee), Italy (3 employees), Japan (113 employees), Spain (1 employee) and Sweden (3 employees). After excluding employees in these jurisdictions, our pay ratio calculation included 6,463 of our total 6,795 employees.

        To identify the median employee above from this employee population, we then compared the amount of annual total compensation paid to these employees in 2017 in a consistent manner across the applicable employee population. For this purpose, annual total compensation is total income, excluding income related to stock-based compensation awards, paid to such employees and reported to the Internal Revenue Service in the United States, and equivalent amounts paid to such employees located outside of the United States and reported to the relevant tax authorities. We annualized the compensation of employees who were hired in 2017 but did not work for us for the entire year. After we identified the median employee, we determined such employee's total annual compensation in the same manner as we determined the total annual compensation for our Chief Executive Officer disclosed in the Summary Compensation Table on page 34.

        The pay ratio disclosure set forth above is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on the methodologies and assumptions described above. SEC rules for indentifying the median employee and determining the related pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the pay ratios reported by other companies may be based on other permitted methodologies and/or assumptions, and as a result, are likely not comparable to our pay ratio.

DIRECTOR COMPENSATION

        Non-Employee Director Compensation Arrangements. The Nominating Committee has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of IAC common stock to further align the interests of our non-employee directors with those of our stockholders. Arrangements in effect during 2017 provided that: (i) each non-employee receive an annual retainer in the amount of $50,000, (ii) each member of the Audit and Compensation and Human Resources Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Resources Committees receive an additional annual retainer in the amount of $20,000, with all amounts being paid quarterly, in arrears.

        In addition, these arrangements also provided that each non-employee director receive a grant of RSUs with a dollar value of $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal installments commencing on the anniversary of the grant date, (ii) cancellation and forfeiture of unvested RSUs in their entirety upon termination of board service for IAC and its affiliates and (iii) full acceleration of the vesting of RSUs upon a change in control of IAC. The Company also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at IAC Board and Board committee meetings.

        Deferred Compensation Plan for Non-Employee Directors. Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase & Co. After a director ceases to be a member of the Board, he or she will receive: (i) with respect to share units, such number of shares of IAC common stock as the share units represent, and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are generally made in a one lump sum installment after the relevant director leaves the Board and otherwise in accordance with the plan.

        2017 Non-Employee Director Compensation. The table below provides the amount of: (i) fees earned by non-employee directors for services performed during 2017 (excluding the effect of any applicable taxes) and (ii) the grant date fair value of RSU awards granted in 2017.

	Fees Earned
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards ($)(2)	Total($)(3)
Edgar Bronfman, Jr.	—	$50,000	$249,961	$299,961
Chelsea Clinton	—	$50,000	$249,961	$299,961
Michael D. Eisner	$50,000	—	$249,961	$299,961
Bonnie S. Hammer	$75,000	—	$249,961	$324,961
Bryan Lourd	—	$60,000	$249,961	$309,961
David Rosenblatt	$55,000	—	$249,961	$304,961
Alan G. Spoon	$80,000	—	$249,961	$329,961
Alexander von Furstenberg	$50,000	—	$249,961	$299,961
Richard F. Zannino	$60,000	—	$249,961	$309,961

(1)
Represents the dollar value of fees deferred in the form of share units by the relevant director under IAC's Deferred Compensation Plan for Non-Employee Directors.

(2)
Reflects the grant date fair value of RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of RSUs awarded.

(3)
The differences in the amounts shown above among directors reflect, as applicable, committee service (or lack thereof), which varies among directors.

        2017 Employee Director Compensation. One of our employee directors, our Vice Chairman, Victor A. Kaufman, earned the following compensation for services performed in 2017:

Name	Year	Salary ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Victor Kaufman	2017	$100,000	$349,980	$16,796	$466,766

(1)
Reflects the grant date fair value of RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of RSUs awarded.

(2)
$10,796 of this compensation relates to a parking garage paid for by IAC and $6,000 of this compensation relates to Mr. Kaufman's 401(k) plan Company match.

Equity Compensation Plan Information

        Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes information, as of December 31, 2017, regarding IAC equity compensation plans pursuant to which grants of IAC stock options, IAC RSUs or other rights to acquire shares of IAC common stock may be made from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(2)	7,076,262	(3)	$60.57	288,210	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	7,076,262	(3)	$60.57	288,210	(4)

(1)
Information excludes 4,724,985 gross shares that were potentially issuable upon the settlement of equity awards denominated in shares of subsidiaries of IAC, including ANGI Homeservices Inc. ("ANGI") and Match Group, Inc. ("Match Group"), based on the estimated values of such awards as of December 31, 2017. For a description of these awards, see the disclosure under the caption Equity Instruments Denominated in the Shares of Certain Subsidiaries in Note 13 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2017, which is incorporated herein by reference.

  Certain equity awards denominated in shares of Match Group subsidiaries are settleable, at IAC's election, in shares of IAC common stock or Match Group common stock. To the extent that shares of IAC common stock are issued in settlement of these awards, Match Group will reimburse IAC for the cost of those shares by issuing IAC additional shares of Match Group common stock.

  Certain equity awards denominated in shares of ANGI subsidiaries are settleable, at IAC's election, in shares of IAC common stock or ANGI Class A common stock. To the extent that shares of IAC common stock are issued in settlement of these awards, ANGI will reimburse IAC for the cost of those shares by issuing IAC additional shares of ANGI Class B common stock.

  The number of shares ultimately needed to settle equity awards denominated in shares of subsidiaries can vary from the estimated numbers disclosed above as a result of both movements in our stock price and determinations of the fair value of the relevant subsidiaries that differ from our estimated determinations of the fair value of such subsidiaries as of December 31, 2017.

(2)
Consists of IAC's 2008 and 2013 Stock and Annual Incentive Plans. For a description of these plans, see the first two paragraphs of Note 13 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2017, which are incorporated herein by reference.

(3)
Includes an aggregate of: (i) up to 490,059 shares issuable upon the vesting of IAC RSUs (including performance-based RSU awards, with the total number of shares included above assuming the maximum potential payout) and (ii) 6,586,203 shares issuable upon the exercise of outstanding IAC stock options, in each case, as of December 31, 2017.

(4)
Reflects 5,013,195 shares that remain available for future issuance under the plans described in footnote 2 above less an aggregate of 4,724,985 gross shares that may be issuable upon the settlement of the equity awards denominated in shares of the subsidiaries discussed in footnote 1 above.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents, as of April 27, 2018, information relating to the beneficial ownership of IAC common stock and Class B common stock by: (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of IAC common stock and/or Class B common stock, (2) each director nominee (all of whom are incumbent directors), (3) each IAC named executive and (4) all current directors and executives officers as a group. As of April 27, 2018, there were 77,788,934 and 5,789,499 shares of IAC common stock and Class B common stock, respectively, outstanding.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed includes vested IAC stock options and assumes the conversion of any shares of IAC Class B common stock owned by such person and the vesting of any stock options and/or RSUs scheduled to occur within 60 days of April 27, 2018, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of IAC common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of IAC common stock and ten votes for each share of IAC Class B common stock.

	IAC Common Stock			IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned		% of Class Owned	Number of Shares Owned		% of Class Owned	(All Classes) %
The Vanguard Group.	6,396,268	(1)	8.2%	—		—	4.7%
100 Vanguard Blvd.
Malvern, PA 19355
T. Rowe Price Associates, Inc	5,610,153	(2)	7.2%	—		—	4.1%
100 East Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	3,886,476	(3)	5.0%	—		—	2.9%
55 East 52nd Street
New York, NY 10055
Barry Diller	6,977,921	(4)	8.2%	5,789,499	(5)	100%	43.2%
Edgar Bronfman, Jr.	10,643	(6)	*	—		—	*
Chelsea Clinton	25,964	(7)	*	—		—	*
Michael D. Eisner	35,234	(8)	*	—		—	*
Bonnie S. Hammer	8,847	(9)	*	—		—	*
Victor A. Kaufman	165,743	(10)	*	—		—	*
Joseph Levin	887,227	(11)	1.1%	—		—	*
Bryan Lourd	20,229	(12)	*	—		—	*
David Rosenblatt	46,917	(13)	*	—		—	*
Glenn H. Schiffman	137,500	(14)	*	—		—	*
Alan G. Spoon	95,751	(15)	*	—		—	*
Mark Stein	367,573	(16)	*	—		—	*
Alexander von Furstenberg	601,318	(4)(17)	*	540,901	(5)	9.3%	4.0%
Diane von Furstenberg	4,125,885	(4)(18)	5.0%	3,989,174	(5)	68.9%	29.5%
Gregg Winiarski	525,347	(19)	*	—		—	*
Richard F. Zannino	32,613	(20)	*	—		—	*
All current named executives and directors as a group (15 persons)	9,397,926		10.9%	5,789,499		100%	43.8%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings reported by way of Amendment No. 5 to a Schedule 13G filed by The Vanguard Group ("Vanguard") with the SEC on February 9, 2018. Vanguard beneficially owns the IAC holdings disclosed in the table above in its capacity as an investment adviser. Vanguard has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 57,360, 14,383, 6,328,639 and 67,629 shares of IAC common stock, respectively, listed in the table above.

(2)
Based upon information regarding IAC holdings reported by way of a Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC on February 14, 2018. Price Associates beneficially owns the IAC holdings disclosed in the table above in its capacity as an investment adviser. Price Associates has sole voting and sole dispositive power over 1,687,261 and 5,610,153 shares of IAC common stock, respectively, listed in the table above.

(3)
Based upon information regarding IAC holdings reported by way of a Schedule 13G filed by BlackRock, Inc. ("BlackRock") with the SEC on February 8, 2018. BlackRock beneficially owns the IAC holdings disclosed in the table above in its capacity as a parent holding company or control person of subsidiaries that provide investment advisory and asset management services. BlackRock has sole voting and sole dispositive power over 3,449,668 and 3,886,476 shares of IAC common stock, respectively, listed in the table above.

(4)
Consists of: (i) 4,530,075 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held in trusts for the benefit of Mr. Diller and/or certain members of his family, (ii) 1,259,424 shares of IAC Class B common stock held directly by Mr. Diller, (iii) 136,711 shares of IAC common stock held by a trust for the benefit of certain members of his family, (iv) 1,711 shares of IAC common stock held by a private foundation and (v) vested options to purchase 1,050,000 shares of IAC common stock.

  Mr. Diller has sole investment power and his spouse, Diane von Furstenberg, has sole voting power over 3,989,174 shares of IAC Class B common stock and 136,711 shares of IAC common stock. Mr. Diller may be deemed to have the right to acquire investment power over 540,901 shares of IAC Class B common stock within 60 days as a result of his ability to designate a replacement for Mr. von Furstenberg as investment advisor (see footnotes 5 and 17). Mr. Diller has shared voting and investment power over the IAC securities described in (iv) above, as to which he disclaims beneficial ownership.

(5)
The total number of shares of Class B common stock outstanding includes: (i) 3,989,174 shares collectively held by trusts for the benefit of Mr. Diller and/or certain members of his family and over which Mr. Diller has sole investment power and over which Ms. von Furstenberg has sole voting power, (ii) 1,259,424 shares of IAC Class B common stock held directly by Mr. Diller and (iii) 540,901 shares held by a family trust over which Mr. von Furstenberg has sole voting and investment power.

(6)
Consists of: (i) 1,268 shares of IAC common stock held directly by Mr. Bronfman, (ii) 5,375 shares of IAC common stock held for the benefit of Mr. Bronfman in an individual retirement account, (iii) 2,125 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children and (iv) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service. Mr. Bronfman disclaims beneficial ownership of the shares of IAC common stock described in (iii) above.

(7)
Consists of: (i) 24,089 shares of IAC common stock held directly by Ms. Clinton and (ii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(8)
Consists of: (i) 33,359 shares of IAC common stock held directly by Mr. Eisner and (ii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(9)
Consists of: (i) 6,972 shares of IAC common stock held directly by Ms. Hammer and (ii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(10)
Consists of 165,743 shares of IAC common stock held directly by Mr. Kaufman.

(11)
Consists of: (i) 124,727 shares of IAC common stock held directly by Mr. Levin, (ii) vested options to purchase 662,500 shares of IAC common stock and (iii) options to purchase 100,000 shares of IAC common stock vesting in the next 60 days, subject to continued service.

(12)
Consists of: (i) 18,424 shares of IAC common stock held directly by Mr. Lourd and (ii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(13)
Consists of: (i) 45,042 shares of IAC common stock held directly by Mr. Rosenblatt and (ii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(14)
Consists of vested options to purchase 137,500 shares of IAC common stock.

(15)
Consists of: (i) 93,876 shares of IAC common stock held directly by Mr. Spoon and (ii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(16)
Consists of: (i) 55,073 shares of IAC common stock held directly by Mr. Stein and (ii) vested options to purchase 312,500 shares of IAC common stock.

(17)
Consists of: (i) 540,901 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held by a family trust and over which Mr. von Furstenberg has sole voting and investment power, (ii) 58,542 shares of IAC common stock held directly by Mr. von Furstenberg and (iii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(18)
Consists of: (i) 3,989,174 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, and (ii) 136,711 shares of IAC common stock, all of which are collectively held by trusts for the benefits of Mr. Diller and/or certain members of his family (the same trusts referred to in footnotes 4 and 5 above) and over which Ms. von Furstenberg has sole voting power and Mr. Diller has sole investment power.

(19)
Consists of: (i) 31,342 shares of IAC common stock held directly by Mr. Winiarski and (ii) vested options to purchase 494,005 shares of IAC common stock.

(20)
Consists of: (i) 30,738 shares of IAC common stock held directly by Mr. Zannino and (ii) 1,875 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, certain of the Company's officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of IAC common stock and other equity securities of the Company with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, the Company believes that its directors, officers and greater than 10% beneficial owners complied with these filing requirements in 2017, except that grants of RSU awards to Messrs. Bronfman, Eisner, Lourd, Rosenblatt, von Furstenberg and Zannino and Mses. Clinton and Hammer upon their re-election to the Board in June 2017 were not timely reported on a Form 4 due to administrative error.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

        The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, as amended, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). During 2017, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the Item 404 definition of "transaction," and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with IAC and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms' length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to IAC and/or the related person and (v) any other facts and circumstances that Company management or the Audit Committee deems appropriate.

Relationships Involving Significant Stockholders, Named Executives and Directors

        Relationships Involving Mr. Diller. Pursuant to an amended and restated governance agreement between IAC and Mr. Diller, for so long as Mr. Diller serves as IAC's Chairman and Senior Executive, he currently generally has the right to consent to limited matters in the event that IAC's ratio of total debt to EBITDA (as defined in the governance agreement) equals or exceeds four to one over a continuous twelve-month period.

        Relationships Involving Other Directors. In June 2010, Mr. Bronfman was part of a trial in the Trial Court in Paris involving six other individuals, including the former Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Vivendi Universal. The other individuals faced various criminal charges and civil claims relating to Vivendi, including Vivendi's financial disclosures, the appropriateness of executive compensation and trading in Vivendi stock. Mr. Bronfman previously served as the Vice Chairman of Vivendi and faced a charge and claims relating to certain trading in Vivendi stock in January 2002. At the trial, the public prosecutor and the lead civil claimant both took the position that Mr. Bronfman should be acquitted. In January 2011, the court found Mr. Bronfman guilty of the charge relating to his trading in Vivendi stock, found him not liable to the civil claimants and imposed a fine of 5 million euros and a suspended sentence of fifteen months. Mr. Bronfman appealed the Trial Court decision to the Paris Court of Appeal. In November 2013, Mr. Bronfman participated in a re-trial before a new judicial panel as part of his appeal of the Paris Trial Court's 2011 ruling. In May 2014, the new judicial panel rendered its decision, affirming the Paris Trial Court's finding that Mr. Bronfman was guilty of the charge, but stated that its finding would appear only in French judicial records (and not in Mr. Bronfman's public record), removed the suspended sentence imposed by the Paris Trial Court and suspended 2.5 million euros of the original fine of 5 million euros. The new judicial panel affirmed the Paris Trial Court's finding that Mr. Bronfman was not liable to the civil claimants. Mr. Bronfman appealed the verdict. On April 20, 2017, the Appellate Court rejected the appeal. Mr. Bronfman believes that his trading in Vivendi stock was proper and pursued a challenge to the Appellate Court's decision before the European Court of Human Rights. The European Court of Human Rights declined to hear the challenge.

Relationships Involving Expedia Group, Inc.

        Overview. Since the completion of the spin-off of Expedia in August 2005 (the "Expedia Spin-Off"), IAC and Expedia (now known as Expedia Group, Inc. ("Expedia Group")) have been related parties since Mr. Diller exerts significant influence over both entities by virture of his executive role at each company, the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding and his voting power at Expedia Group. In connection with and following the Expedia Spin-Off, IAC and Expedia Group entered into certain arrangements, including arrangements regarding the sharing of certain costs, the use and ownership of certain aircraft and various commercial agreements, certain of which are generally described below.

        Cost Sharing Arrangements. Mr. Diller currently serves as Chairman and Senior Executive of both IAC and Expedia Group. In connection with the Expedia Spin-Off, IAC and Expedia Group had agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, to share certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller (the "Shared Costs"). Cost sharing arrangements in effect during 2017 provided that each of IAC and Expedia Group cover 50% of the Shared Costs, which both companies agreed best reflects the allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. Shared Costs include costs for personal use of cars and equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff. Costs in 2017 for which IAC billed Expedia Group were approximately $430,000 pursuant to these arrangements.

        Aircraft Arrangements. Each of IAC and Expedia Group currently has a 50% ownership interest in two aircraft that may be used by both companies (the "Aircraft"). Pursuant to an amended and restated operating agreement that allocates the costs of operating and maintaining the Aircraft between the parties, fixed costs are allocated 50% to each company and variable costs are allocated based on usage. These costs are generally paid by each company to third parties in accordance with the terms of the amended and restated operating agreement.

        In the event Mr. Diller ceases to serve as Chairman of either IAC or Expedia Group, each of IAC and Expedia Group will have a put right (to the other party) with respect to its owned interest in the aircraft that it does not primarily use (with such determination to be based on relative usage over the twelve months preceding such event), in each case, at fair market value for the relevant aircraft.

        Members of the flight crew for the Aircraft are employed by an entity in which each of IAC and Expedia Group has a 50% ownership interest. IAC and Expedia Group share costs relating to flight crew compensation and benefits pro-rata according to each company's respective usage of the Aircraft, for which they are separately billed by the entity described above. During 2017, total payments in the amount of approximately $2.4 million were made to this entity by IAC.

        In April 2017, each company paid 50% of the $29.8 million in total costs (purchase price and related costs) for one of the aircraft referenced above. Following that purchase, each company jointly-owned three aircraft. The newest aircraft replaced the older of the companies' two existing jointly-owned aircraft and became available for use by both companies in November 2017. The older of the companies' two previously jointly-owned aircraft was sold in February 2018, with each company receiving 50% of the $7.5 million in net proceeds.

        Commercial Agreements. In connection with and following the Expedia Spin-Off, certain IAC businesses entered into commercial agreements with certain Expedia Group businesses. IAC believes that these arrangements are ordinary course and have been negotiated at arm's length. In addition, IAC believes that none of these arrangements, whether taken individually or in the aggregate, constitute a material contract to IAC. None of these arrangements, whether taken individually or together with other similar agreements, involved payments to or from IAC and its businesses in excess of $120,000 in 2017.

 ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited a printed copy of IAC's 2017 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit to its 2017 Annual Report on Form 10-K upon payment of a reasonable fee.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES FOR PRESENTATION
AT THE 2019 ANNUAL MEETING

        Eligible stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit such proposal to IAC at its corporate headquarters no later than January 8, 2019. Stockholder proposals submitted for inclusion in IAC's proxy materials must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Eligible stockholders who intend to present a proposal or nomination at the 2019 Annual Meeting of Stockholders without inclusion of the proposal in IAC's proxy materials are required to provide notice of such proposal or nomination to IAC at its corporate headquarters no later than March 25, 2019. If IAC does not receive notice of the proposal or nomination at its corporate headquarters prior to such date, such proposal or nomination will be considered untimely for purposes of Rules 14a-4 and 14a-5 of the Exchange Act and those IAC officers who have been designated as proxies will accordingly be authorized to exercise discretionary voting authority to vote for or against the proposal. IAC reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

 HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or one set of printed proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as "householding," reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one Notice or one set of printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.

        Once you have received notice that your broker or IAC will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate Notice or set of printed proxy materials by sending a written request to Investor Relations, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, by calling 1.212.314.7400 or by e-mailing ir@iac.com. Upon request, IAC undertakes to deliver such materials promptly.

        If at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice or set of our printed proxy materials, as applicable, or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice or set of our printed proxy materials, as applicable, please notify your broker if you hold your shares in street name or IAC if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, by calling 1.212.314.7400 or by e-mailing ir@iac.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 28, 2018.

        The proxy statement and the 2017 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on May 8, 2018.

New York, New York
May 8, 2018

Appendix A

IAC/INTERACTIVECORP
2018 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1.    PURPOSE; DEFINITIONS

        The purposes of this Plan are to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

          (a)   "Affiliate" means a corporation or other entity controlled by, controlling or under common control with, the Company.

          (b)   "Affiliated Persons" means, with respect to any specified Person, (i) such specified Person's parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (ii) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (i), and (iii) any company, partnership, trust or other entity or investment vehicle controlled by any of the Persons referred to in clause (i) or (ii) or the holdings of which are for the primary benefit of any of such Persons.

          (c)   "Applicable Exchange" means the NASDAQ or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

          (d)   "Award" means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other stock-based award or Cash-Based Award granted pursuant to the terms of this Plan.

          (e)   "Award Agreement" means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

          (f)    "Board" means the Board of Directors of the Company.

          (g)   "Cash-Based Award" means an Award denominated in a dollar amount.

          (h)   "Cause" means, unless otherwise provided in an Award Agreement, (i) "Cause" as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant's Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether "Cause" exists shall be subject to de novo review.

          (i)    "Change in Control" has the meaning set forth in Section 10(a).

          (j)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

          (k)   "Commission" means the Securities and Exchange Commission or any successor agency.

          (l)    "Committee" has the meaning set forth in Section 2(a).

          (m)  "Common Stock" means common stock, par value $0.001 per share, of the Company.

          (n)   "Company" means IAC/InterActiveCorp, a Delaware corporation, or its successor.

          (o)   "Disability" means (i) "Disability" as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define "Disability," (A) permanent and total disability as determined under the Company's long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, "Disability" as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, Disability shall mean "disability" within the meaning of Section 409A of the Code.

          (p)   "Disaffiliation" means a Subsidiary's or Affiliate's ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

          (q)   "Eligible Individuals" means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

          (r)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          (s)   "Fair Market Value" means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, provided that such determination shall be made in a manner consistent with any applicable requirements of Section 409A of the Code.

          (t)    "Free-Standing SAR" has the meaning set forth in Section 5(b).

          (u)   "Grant Date" means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution.

          (v)   "Incentive Stock Option" means any Option that is designated in the applicable Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code, and that in fact so qualifies.

          (w)  "Individual Agreement" means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

          (x)   "NASDAQ" means the National Association of Securities Dealers Inc. Automated Quotation System.

          (y)   "Nonqualified Option" means any Option that is not an Incentive Stock Option.

          (z)   "Option" means an Award described under Section 5.

          (aa) "Participant" means an Eligible Individual to whom an Award is or has been granted.

          (bb) "Permitted Holders" means any one or more of (i) Barry Diller, (ii) each of the respective Affiliated Persons of Barry Diller and (iii) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (i) or (ii).

          (cc) "Performance Goals" means the performance goals established by the Committee in connection with the grant of an Award.

          (dd) "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

          (ee) "Plan" means this IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

          (ff)  "Restricted Stock" means an Award described under Section 6.

          (gg) "Restricted Stock Units" means an Award described under Section 7.

          (hh) "Retirement" means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant's attainment of age 65.

          (ii)   "RS Restriction Period" has the meaning set forth in Section 6(b)(ii).

          (jj)   "RSU Restriction Period" has the meaning set forth in Section 7(b)(ii).

          (kk) "Share" means a share of Common Stock.

          (ll)   "Stock Appreciation Right" has the meaning set forth in Section 5(b).

          (mm)  "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

          (nn) "Tandem SAR" has the meaning set forth in Section 5(b).

          (oo) "Term" means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

          (pp) "Termination of Employment" means the termination of the applicable Participant's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant's employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

  Notwithstanding the foregoing, with respect to any Award that constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Code, "Termination of Employment" shall mean a "separation from service" as defined under Section 409A of the Code.

SECTION 2.    ADMINISTRATION

        (a)   Committee. The Plan shall be administered by the Compensation and Human Resources Committee of the Board or such other committee of the Board as the Board may from time to time designate (the "Committee"), which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

            (i)  to select the Eligible Individuals to whom Awards may from time to time be granted;

           (ii)  to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, Cash-Based Awards or any combination thereof, are to be granted hereunder;

          (iii)  to determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;

          (iv)  to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

           (v)  subject to Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

          (vi)  to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

         (vii)  to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

        (viii)  to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

          (ix)  to establish any "blackout" period that the Committee in its sole discretion deems necessary or advisable;

           (x)  to decide all other matters that must be determined in connection with an Award; and

          (xi)  to otherwise administer the Plan.

        (b)   Procedures. (i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

           (ii)  Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

        (c)   Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

        (d)   Award Agreements. The terms and conditions of each Award (other than any Cash-Based Award), as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement's being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3.    COMMON STOCK SUBJECT TO PLAN

        (a)   Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 10,000,000. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 10,000,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

        (b)   Individual Limits. During a calendar year, no single Participant (excluding non-employee directors of the Company) may be granted:

            (i)  Options or Stock Appreciation Rights covering in excess of 3,000,000 Shares in the aggregate; or

           (ii)  Qualified Performance-Based Awards (other than Options or Stock Appreciation Rights) covering in excess of 2,000,000 Shares in the aggregate.

        (c)    Rules for Calculating Shares Delivered.

            (i)  To the extent that any Award is forfeited, terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan.

           (ii)  If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a).

          (iii)  To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

        (d)    Adjustment Provisions.

            (i)  In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation (other than a spinoff), or similar event affecting the Company or any of its Subsidiaries (each, a "Corporate Transaction"), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

           (ii)  In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a "Share Change"), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

          (iii)  In the case of Corporate Transactions, the adjustments contemplated by clause (i) of this paragraph (d) may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis or the Company's other filings with the Commission. Any adjustments made pursuant to this Section 3(d) to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

          (iv)  Any adjustment under this Section 3(d) need not be the same for all Participants.

SECTION 4.    ELIGIBILITY

        Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5.    OPTIONS AND STOCK APPRECIATION RIGHTS

        (a)   Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

        (b)   Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be "Tandem SARs," which are granted in conjunction with an Option, or "Free-Standing SARs," which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

        (c)   Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

        (d)   Exercise Price. The exercise price per Share subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a "repricing" of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company's stockholders.

        (e)   Term. The Term of each Option and each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

        (f)    Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Stock Appreciation Right will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Stock Appreciation Right.

        (g)   Method of Exercise. Subject to the provisions of this Section 5, Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company's appointed third-party Plan administrator specifying the number of Shares as to which the Option or Stock Appreciation Right is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Stock Appreciation Right relating to no less than the lesser of the number of Shares then subject to such Option or Stock Appreciation Right or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Option multiplied by the applicable per Share exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

            (i)  Payment may be made in the form of unrestricted Shares already owned by Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

           (ii)  To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

          (iii)  Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price per Share multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

        (h)   Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

        (i)    Terminations of Employment. Subject to Section 10(b), a Participant's Options and Stock Appreciation Rights shall be forfeited upon such Participant's Termination of Employment, except as set forth below:

            (i)  Upon a Participant's Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

           (ii)  Upon a Participant's Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

          (iii)  Upon a Participant's Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;

          (iv)  Upon a Participant's Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

           (v)  Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant's Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

        (j)    Nontransferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Stock Appreciation Right, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, "family member" shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term "Participant" includes such guardian, legal representative and other transferee; provided, however, that the term "Termination of Employment" shall continue to refer to the Termination of Employment of the original Participant.

SECTION 6.    RESTRICTED STOCK

        (a)   Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of IAC/InterActiveCorp."

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

        (b)   Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

            (i)  The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, so long as a Restricted Stock Award remains subject to the satisfaction of vesting conditions (the "RS Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

          (iii)  Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

          (iv)  Except as otherwise set forth in the applicable Award Agreement and subject to Section 10(b), upon a Participant's Termination of Employment for any reason during the RS Restriction Period or before the applicable Performance Goals are satisfied, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Shares of Restricted Stock.

           (v)  If and when any applicable Performance Goals are satisfied and the RS Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7.    RESTRICTED STOCK UNITS

        (a)   Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

        (b)   Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

            (i)  The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, so long as an Award of Restricted Stock Units remains subject to the satisfaction of vesting conditions (the "RSU Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

          (iii)  The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or delayed payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

          (iv)  Except as otherwise set forth in the applicable Award Agreement, and subject to Section 10(b), upon a Participant's Termination of Employment for any reason during the RSU Restriction Period or before the applicable Performance Goals are satisfied, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Restricted Stock Units.

           (v)  Except to the extent otherwise provided in the applicable Award Agreement, an award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).

SECTION 8.    OTHER STOCK-BASED AWARDS

        Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9.    CASH-BASED AWARDS

        Cash-Based Awards may be granted under this Plan. Cash-Based Awards may be paid in cash or in Shares (valued at Fair Market Value as of the date of payment) as determined by the Committee.

SECTION 10.    CHANGE IN CONTROL PROVISIONS

        (a)   Definition of Change in Control. Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a "Change in Control" shall mean any of the following events:

            (i)  The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a Permitted Holder, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

           (ii)  Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board , or whose election was not opposed by Barry Diller voting as a stockholder so long as he is the Chairman and senior executive officer of the Company, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a "Business Combination"), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding a Permitted Holder, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

          (iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        (b)   Impact of Event/Double Trigger. Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 10(d) and 14(k), notwithstanding any other provision of this Plan to the contrary, upon a Participant's Termination of Employment, during the two-year period following a Change in Control, by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):

            (i)  any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(b) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;

           (ii)  all Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

          (iii)  all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).

        (c)   For purposes of this Section 10, "Good Reason" means (i) "Good Reason" as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant's prior written consent: (A) a material reduction in the Participant's rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant's principal place of business more than 35 miles from the city in which such Participant's principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant's duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant's knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the "Cure Period") during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

        (d)   Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement or in the Individual Agreement.

SECTION 11.    SECTION 16(b)

        The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act ("Section 16(b)"). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 12.    TERM, AMENDMENT AND TERMINATION

        (a)   Effectiveness. The Board approved this Plan on April 27, 2018. The effective date (the "Effective Date") of this Plan is the date that the Plan is approved by the Company's stockholders.

        (b)   Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

        (c)   Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant's consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

        (d)   Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant's consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 13.    UNFUNDED STATUS OF PLAN

        It is intended that the Plan constitute an "unfunded" plan. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 14.    GENERAL PROVISIONS

        (a)   Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

        (b)   Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

        (c)   No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

        (d)   Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

        (e)   Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

        (f)    Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant's death are to be paid or by whom any rights of such eligible Individual, after such Participant's death, may be exercised.

        (g)   Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Company.

        (h)   Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

        (i)    Non-Transferability. Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

        (j)    Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

        (k)   Section 409A of the Code. It is the intention of the Company that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a "nonqualified deferred compensation plan" subject to Section 409A of the Code, if the Participant is a "specified employee" within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant's Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant's Termination of Employment and (B) the Participant's death. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IAC/INTERACTIVECORP ATTN: JOANNE HAWKINS 555 WEST 18TH STREET NEW YORK, NY 10011 During The Meeting - Go to www.virtualshareholdermeeting.com/IACI2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E46446-P08000 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IAC/INTERACTIVECORP The Board of Directors recommends that you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: 01) 02) 03) 04) 05) 06) Edgar Bronfman, Jr. Chelsea Clinton Barry Diller Michael D. Eisner Bonnie S. Hammer Victor A. Kaufman 07) 08) 09) 10) 11) 12) Joseph Levin Bryan Lourd* David Rosenblatt Alan G. Spoon* Alexander von Furstenberg Richard F. Zannino* *To be voted upon by the holders of Common Stock voting as a separate class. For Against Abstain The Board of Directors recommends that you vote FOR proposal 2: ! ! ! 2. To approve the 2018 Stock Plan Proposal. The Board of Directors recommends that you vote FOR proposal 3: ! ! ! 3. Ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E46447-P08000 IAC/INTERACTIVECORP Annual Meeting of Stockholders June 28, 2018 9:00 a.m. This proxy is solicited by the Board of Directors The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 8, 2018 and hereby appoints each of Joanne Hawkins, Glenn H. Schiffman and Gregg Winiarski, as proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on June 28, 2018, at 9:00 a.m. Eastern Daylight Time, live via the Internet at www.virtualshareholdermeeting.com/IACI2018, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED ”FOR” EACH OF THE PROPOSALS LISTED (OR OTHERWISE CONSISTENT WITH THE BOARD'S RECOMMENDATION), AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IAC/INTERACTIVECORP ATTN: JOANNE HAWKINS 555 WEST 18TH STREET NEW YORK, NY 10011 During The Meeting - Go to www.virtualshareholdermeeting.com/IACI2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E46448-P08000 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IAC/INTERACTIVECORP The Board of Directors recommends that you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) 04) 05) Edgar Bronfman, Jr. Chelsea Clinton Barry Diller Michael D. Eisner Bonnie S. Hammer 06) 07) 08) 09) Victor A. Kaufman Joseph Levin David Rosenblatt Alexander von Furstenberg The Board of Directors recommends that you vote FOR proposal 2: For Against Abstain ! ! ! 2. To approve the 2018 Stock Plan Proposal. The Board of Directors recommends that you vote FOR proposal 3: ! ! ! 3. Ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E46449-P08000 IAC/INTERACTIVECORP Annual Meeting of Stockholders June 28, 2018 9:00 a.m. This proxy is solicited by the Board of Directors The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 8, 2018 and hereby appoints each of Joanne Hawkins, Glenn H. Schiffman and Gregg Winiarski, as proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on June 28, 2018, at 9:00 a.m. Eastern Daylight Time, live via the Internet at www.virtualshareholdermeeting.com/IACI2018, and at any related adjournments or postponements, and to vote all shares of Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED ”FOR” EACH OF THE PROPOSALS LISTED (OR OTHERWISE CONSISTENT WITH THE BOARD'S RECOMMENDATION), AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side